SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒            Definitive Proxy Statement

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☐            Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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700 Anderson Hill Road

Purchase, New York 10577-1444

March 26, 2007

Dear Fellow PepsiCo Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 2, 2007 at 9:00 a.m. local time at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas.

At the meeting, we will ask you to elect the Board of Directors, to ratify the appointment of the independent registered public accountants, to approve the 2007 Long-Term Incentive Plan and to consider one shareholder proposal. We will also review the progress of the Company during the past year and answer your questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

Cordially,

Indra K. Nooyi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo will hold its Annual Meeting of Shareholders at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 2, 2007 at 9:00 a.m. local time, to:

■	Elect the Board of Directors.
■	Ratify the appointment of the independent registered public accountants.
■	Approve the 2007 Long-Term Incentive Plan.
■	Act upon 1 shareholder proposal described in the attached Proxy Statement.
■	Transact any other business that may properly come before the Meeting.

Holders of record of the Company’s Common and Convertible Preferred Stock as of the close of business on March 9, 2007 (the “Record Date”) will be entitled to vote at the Meeting.

Please refer to the General Information page in this Proxy Statement for additional information about the Annual Meeting and voting.

March 26, 2007

Larry D. Thompson

Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can attend the Annual Meeting?

Only shareholders of record as of the close of business on March 9, 2007, their authorized representatives and guests will be able to attend the Annual Meeting. Admission will be by ticket only, and those attending the Annual Meeting must bring photo identification. Frito-Lay headquarters is accessible to disabled persons. Upon request, we will provide wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the Annual Meeting, you can obtain an admission ticket by checking the appropriate box on your proxy card or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. An admission ticket will then be sent to you.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the Annual Meeting, you can obtain an admission ticket in advance by writing to Investor Relations, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055. Please be sure to include proof of ownership, such as a bank or brokerage account statement. Shareholders who do not obtain tickets in advance may obtain them upon verification of their ownership at the registration desk on the day of the Annual Meeting.

How do I vote at the Annual Meeting?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record and you decide to attend and vote at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

How do I vote if I cannot attend the Annual Meeting?

All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person. Voting via the Internet or by calling the toll-free number listed on the proxy card will save the Company expense. Instructions for using these convenient services appear on the proxy card. You can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting.

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Registered Shareholders – If you are a registered shareholder holding shares directly in the Company under your own name and are unable to attend the Annual Meeting, you can vote your shares by proxy in one of the following manners:

Via Internet at https://www.proxypush.com/pep and following the instructions;

By Telephone at 1-866-229-9336 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

By Mail by signing and returning the proxy card.

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Beneficial Owners – If you are a beneficial owner holding shares through a bank, broker or other holder of record and are unable to attend the Annual Meeting, please refer to the information provided by that entity for instructions on how to vote your shares.

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Can I receive proxy materials electronically?

Shareholders can help us reduce the cost of printing and mailing the Proxy Statement and the Annual Report by opting to receive future materials electronically. To enroll, please visit our website at www.pepsico.com, click on the “Investors – Shareholder Information – Electronic Delivery Enrollment” links and follow the instructions provided.

Can I revoke my proxy?

You may revoke your proxy by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified on your proxy card. If you return your proxy and no vote is specified (and you do not vote against a nominee or indicate that you abstain), your proxy will be voted in accordance with the Board of Directors’ recommendations.

Can employees who participate in PepsiCo’s 401(k) plan vote?

Employees who participate in PepsiCo’s 401(k) plan (a portion of which constitutes an Employee Stock Ownership Plan) can vote the shares held in the 401(k) plan as of the close of business on March 9, 2007. To do so, the employee participant must sign and return the proxy card received or vote via internet or telephone, as instructed in the proxy materials received in connection with the shares in the 401(k) plan. If cards representing shares held in the 401(k) plan are not returned, the 401(k) trustees will not vote those shares for which signed cards are not returned, unless required by law.

What constitutes a quorum at the Annual Meeting?

Under North Carolina law and the Company’s By-laws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast constitutes a quorum. Abstentions and broker non-votes are counted as present to determine whether a quorum exists at the meeting.

How are votes counted?

Election of Directors. Under North Carolina law and the Company’s By-laws, the nominees for directors who receive a plurality of all the votes cast shall be elected to the Board of Directors. Under the Company’s Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes against his election than votes for his election, the director nominee is required to offer his irrevocable resignation to the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the Board. Within 90 days following certification of the shareholder vote, the independent members of the Board will make a final determination as to whether to accept the director’s resignation. A director who tenders his resignation under this provision shall not be present during the deliberations or voting by the Committee or the Board regarding whether to accept the resignation offer.

Ratification of Independent Registered Public Accountants and Approval of Shareholder Proposals. Under North Carolina law and the Company By-laws, ratification of the appointment of the independent registered public accountants and approval of shareholder proposals require the affirmative vote of a majority of the votes cast on such proposals.

2007 Long-Term Incentive Plan. For the 2007 Long-Term Incentive Plan, the affirmative vote of a majority of the votes cast is required for adoption of the proposal; provided, that the New York Stock Exchange rules require also that at least a majority of outstanding shares vote with respect to the 2007 Long-Term Incentive Plan.

Note on Abstentions. If you abstain from voting on a particular matter, your vote will not be treated as present and, therefore, will not be treated as cast either for or against that proposal.

Note on “Broker Non-Votes.” The rules of the New York Stock Exchange determine whether a broker may cast votes related to shares held by the broker for the benefit of the actual owner where the broker does not receive specific voting instructions from the actual owner. On routine

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matters, such as the Election of Directors and the Ratification of Independent Registered Public Accountants, brokers may cast a vote on such shares. On non-routine matters, such as Approval of Equity Plans and Shareholder Proposals, brokers may not vote such shares and these “broker non-votes” will not be treated as present.

Are my votes confidential?

PepsiCo’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims. Proxies may also not be kept confidential in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PepsiCo retains an independent organization to tabulate shareholder votes and certify voting results. The tabulating agent maintains the confidentiality of the proxies throughout the process.

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PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March 26, 2007

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 2, 2007, and at any adjournment of the Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. As of March 9, 2007, the record date, there were 1,636,042,906 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 314,153 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 1,558,984 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date, rounded to the nearest share. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. The outstanding shares of Common Stock were registered in the names of 191,583 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 2,510 shareholders. As far as we know, no person owns beneficially more than 5% of the outstanding Common or Convertible Preferred Stock.

PepsiCo is making its first mailing of this Proxy Statement on or about March 26, 2007.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors proposes the following 10 nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board of Directors. Following the retirement on May 2, 2007 of four directors, the Company intends to reduce the number of members constituting the full Board to 12 and will identify 2 new directors to fill the resulting vacancies. Proxies cannot be voted for a greater number of persons than the nominees named.

DINA DUBLON, 53, was elected a director of PepsiCo in 2005. Ms. Dublon is the former Executive Vice President and Chief Financial Officer, JP Morgan Chase & Co. serving from 1998 until her retirement in September 2004. She is also a director of Microsoft Corp. and Accenture. She is a trustee of Carnegie Mellon University, the Global Fund for Women, the Women’s Commission for Refugee Women & Children and GreenStone Media LLC.

VICTOR J. DZAU, MD, 61, was elected a director of PepsiCo in 2005. Dr. Dzau is Chancellor for Health Affairs at Duke University and President and CEO of the Duke University Health System since July 2004. Prior to that, he served as Hersey Professor of Medicine at Harvard Medical School and Chairman of the Department of Medicine at Brigham and Women’s Hospital in Boston Massachusetts from 1996 to 2004. He is a member of the Institute of Medicine of the National Academy of Sciences and the European Academy of Science and Arts. He was the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee, and he served on the Advisory Committee to the Director of NIH. Dr. Dzau has been named 2004 Distinguished Scientist of the American Heart Association and was the recipient of the 2004 Max Delbruck Medal, Berlin, Germany and the 2005 Ellis Island Medal of Honor. Dr. Dzau is also a director of Genzyme Corporation.

RAY L. HUNT, 63, Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President, Hunt Consolidated, Inc., was elected to PepsiCo’s Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of Halliburton Company, Electronic Data Systems Corporation, King Ranch, Inc., Verde Group, LLC and Chairman of the Board of Directors of the Federal Reserve Bank of Dallas.

ALBERTO IBARGÜEN, 63, was elected a director of PepsiCo in 2005. Mr. Ibargüen is President and Chief Executive Officer of the John S. and James L. Knight Foundation. Mr. Ibargüen previously served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He is a member of the boards of NCL Corporation Ltd. and The Council of Foreign Relations, a member of the Trustees’ Council of the National Gallery of Art and is on the Advisory Council of the Public Company Accounting Oversight Board. Mr. Ibargüen is also the Chairman of the Board of Newseum.

ARTHUR C. MARTINEZ, 67, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo’s Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is also a director of Liz Claiborne, Inc., International Flavors & Fragrances Inc. and IAC/Interactive Corp. Mr. Martinez is Chairman of the Supervisory Board of ABN AMRO Holding, N.V.

INDRA K. NOOYI, 51, PepsiCo’s Chairman-Elect, has been PepsiCo’s President and Chief Executive Officer since October 2006. From May 2001 until October 2006, she served as President and Chief Financial Officer. She also served as Senior Vice President and Chief Financial Officer from February 2000 to May 2001. Ms. Nooyi also served as PepsiCo’s Senior Vice President, Corporate Strategy and Development from 1996 until February 2000 and as PepsiCo’s Senior Vice President, Strategic Planning from 1994 until 1996. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc.

SHARON PERCY ROCKEFELLER, 62, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992. Ms. Rockefeller currently serves as trustee on the following non-profit boards: Public Broadcasting Service (PBS), National Gallery of Art, The Museum of Modern Art, Johns Hopkins Medicine, Colonial Williamsburg Foundation and Rockefeller Philanthropy Advisors.

JAMES J. SCHIRO, 61, was elected to PepsiCo’s Board in January 2003. Mr. Schiro became Chief Executive Officer of Zurich Financial Services in May 2002, after serving as Chief Operating Officer – Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand. Mr. Schiro is also a director of Royal Philips Electronics.

DANIEL VASELLA, 53, was elected to PepsiCo’s Board in February 2002. Dr. Vasella became Chairman of the Board and Chief Executive Officer of Novartis AG in 1999, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992.

MICHAEL D. WHITE, 55, was elected to PepsiCo’s Board and named Vice Chairman of PepsiCo in March 2006. He continues to serve as Chief Executive Officer of PepsiCo International, a position he has held since February 2003. From 2000 to 2003, he served as President and Chief Executive Officer of Frito-Lay’s Europe/Africa/Middle East division. From 1998 to 2000, Mr. White was Senior Vice President and Chief Financial Officer of PepsiCo. Mr. White has also served as Executive Vice President and Chief Financial Officer of PepsiCo Foods International and Chief Financial Officer of Frito-Lay North America. He joined Frito-Lay in 1990 as Vice President of Planning. Mr. White is also a director of Whirlpool Corporation.

OWNERSHIP OF PEPSICO COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 9, 2007, the shares of PepsiCo Common Stock beneficially owned by each director (including each nominee), by each of the executive officers identified in the Summary Compensation Table on page 23 of this Proxy Statement (“Named Executive Officers”) and by all directors and all executive officers as a group:

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned(1)
John F. Akers (2)	86,873
Robert E. Allen (3)	46,337
John C. Compton	754,059
Dina Dublon	1,574
Victor J. Dzau	1,574
Richard Goodman (4)	261,446
Dawn E. Hudson	490,527
Ray L. Hunt (5)	538,923
Alberto Ibargüen	2,574
Arthur C. Martinez	32,671
Indra K. Nooyi (6)	1,384,505
Steven S Reinemund (5) (7)	4,239,603
Sharon Percy Rockefeller	66,921
James J. Schiro	19,488
Franklin A. Thomas (8)	39,034
Daniel Vasella	22,572
Michael D. White	1,203,378
All directors and executive officers as a group (26 persons) (9)	12,058,193

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after March 9, 2007 through the exercise of vested stock options: John F. Akers, 59,675 shares; Robert E. Allen, 37,014 shares; John C. Compton, 728,272 shares; Richard Goodman, 257,529 shares; Dawn E. Hudson, 468,272 shares; Ray L. Hunt, 65,327 shares; Arthur C. Martinez, 30,097 shares; Indra K. Nooyi, 1,355,956 shares; Steven S Reinemund, 4,073,677 shares; Sharon Percy Rockefeller, 34,869 shares; James J. Schiro, 16,829 shares; Franklin A. Thomas, 35,847 shares; Daniel Vasella, 16,869 shares; Michael D. White, 1,136,778 shares; and all directors and executive officers as a group, 11,017,232 shares. Except as otherwise noted, the directors and executive officers exercise sole voting and investment power over their shares shown in the table.

(2)	Mr. Akers has served as a Director of the Company since 1991 and will retire from the Board of Directors on May 2, 2007.

(3)	Mr. Allen has served as a Director of the Company since 1990 and will retire from the Board of Directors on May 2, 2007.

(4)	Mr. Goodman became Chief Financial Officer of the Company on October 1, 2006 and prior to that served as Chief Financial Officer of PepsiCo International.

(5)	The shares shown for Mr. Hunt include (i) 26,700 shares held in a corporation over which Mr. Hunt has sole voting and investment power, (ii) 262,286 shares held in trusts over which Mr. Hunt has shared voting power and sole investment power, and (iii) 152,500 shares held in a trust over which Mr. Hunt has sole voting power and no investment power. The shares shown for Mr. Reinemund include 157,920 shares over which Mr. Reinemund shares voting and investment power with his spouse.

(6)	Ms. Nooyi became Chief Executive Officer of the Company on October 1, 2006 and prior to that served as President and Chief Financial Officer of the Company. Ms. Nooyi is a member of the Board of Directors and will become Chairman of the Board on May 2, 2007.

(7)	Mr. Reinemund became Executive Chairman on October 1, 2006 and prior to that served as Chairman and Chief Executive Officer of the Company. Mr. Reinemund will be retiring from the Board of Directors and as Executive Chairman on May 2, 2007.

(8)	Mr. Thomas has served as a Director of the Company since 1994 and will retire from the Board on May 2, 2007.

(9)	The shares shown include shares of PepsiCo Convertible Preferred Stock held by one executive officer in a 401(k) account, convertible into 4,643 shares of PepsiCo Common Stock.

The following table shows, as of March 9, 2007, the number of PepsiCo Common Stock equivalents held in the PepsiCo deferred income program by each director (including each nominee), by each Named Executive Officer and by all directors and all executive officers as a group:

Name of Individual or Group	Number of PepsiCo Common Stock Equivalents Held in PepsiCo’s Deferred Income Program
John F. Akers	7,045
Robert E. Allen	10,994
John C. Compton	33,199
Dina Dublon	469
Victor J. Dzau	3,842
Richard Goodman	0
Dawn E. Hudson	0
Ray L. Hunt	13,284
Alberto Ibargüen	3,373
Arthur C. Martinez	17,826
Indra K. Nooyi	51,470
Steven S Reinemund	242,945
Sharon Percy Rockefeller	0
James J. Schiro	5,827
Franklin A. Thomas	4,375
Daniel Vasella	1,562
Michael D. White	0
All directors and executive officers as a group (26 persons)	407,630

Directors and executive officers as a group own less than 1% of outstanding PepsiCo Common Stock and less than 1% of outstanding PepsiCo Convertible Preferred Stock.

CORPORATE GOVERNANCE AT PEPSICO

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Executive Chairman and the Chief Executive Officer, and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually.

Regular attendance at Board meetings is required of each director. PepsiCo’s Board held seven meetings during 2006. Average attendance by incumbent directors at Board and standing Committee meetings was 97%. No incumbent director attended fewer than 75% of the total number of Board and standing Committee meetings. The non-management directors met in executive session at six Board meetings in 2006. All directors attended the 2006 Annual Meeting.

In 2002, the Board of Directors adopted the Corporate Governance Guidelines. These Guidelines were amended in 2005 in accordance with the revised New York Stock Exchange Listing Standards and rules adopted by the Securities and Exchange Commission. The Guidelines were also amended in 2006 and the revised Guidelines are attached to this Proxy Statement as Exhibit A and are also available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and are available in print to any shareholder who requests a copy. The Company’s Worldwide Code of Conduct is also available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is available in print to any shareholder who requests a copy. Annually, all of PepsiCo’s executive officers, other senior employees and directors sign certifications with respect to their compliance with the Company’s Worldwide Code of Conduct.

Director Independence

The Board of Directors has determined that to be considered independent, a director may not have any direct or indirect material relationships with the Company. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In addition to the independence requirements set forth in the Corporate Governance Listing Standards of the New York Stock Exchange, the Board has determined that a director will not be independent if he serves as an executive officer, director or trustee of a tax exempt organization that has received contributions from the Company or any of its consolidated subsidiaries in any of the last three fiscal years that exceeds the greater of $1 million or 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year. These independence standards were recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors, and are detailed in full in the Corporate Governance Guidelines attached as Exhibit A to this Proxy Statement.

Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and has affirmatively determined that the non-management directors standing for election listed below are independent within the meaning of the rules of the New York Stock Exchange, based on the application of the Company’s independence standards.

Dina Dublon	Alberto Ibargüen	James J. Schiro
Victor J. Dzau	Arthur C. Martinez	Daniel Vasella
Ray L. Hunt	Sharon Percy Rockefeller

From May 9, 2006 through July 1, 2006, Arthur Martinez served as interim Chief Executive Officer (“Interim CEO”) of International Flavors & Fragrances, Inc. (IFF), a supplier to the Company. As a result, Mr. Martinez was not considered independent under the standards for director independence adopted by the Board. Mr. Martinez temporarily stepped down from his positions on the Compensation and Nominating and Corporate Governance Committees, although no Board or Committee meetings were held during this period. After Mr. Martinez concluded his tenure as Interim CEO of IFF, the Nominating and Corporate Governance Committee and the Board evaluated his status and determined that Mr. Martinez was independent under the independence standards adopted by the Board.

None of the non-management directors receives any fees from the Company other than those received in his or her capacity as a director.

Presiding Director

In September 2002, the Board of Directors appointed Robert E. Allen as the Presiding Director of the Board. In his capacity as the Presiding Director, Mr. Allen presides at the regularly-scheduled executive sessions of the Board, at which only non-management directors are present. He also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to the Board and Committee meetings, and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Effective upon Mr. Allen’s retirement on May 2, 2007, Sharon Percy Rockefeller will become the Presiding Director of the Board. Shareholders and other interested parties may communicate with Mr. Allen until May 2, 2007 and Ms. Rockefeller thereafter, or with any non-management directors, by any of the following means:

•	by phone at 1-866-626-0633

•	by sending a letter to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577 Attention: Presiding Director

•	by submitting a communication on-line at our website www.pepsico.com under “Investors” – “Corporate Governance” – “Contact the Board of Directors”

Communications to the Board of Directors

The PepsiCo Corporate Law Department reviews all communications sent to the Board of Directors relating to the duties and responsibilities of the Board and its Committees. The Corporate Law Department maintains a log of all such communications and regularly provides a summary of communications to the Board that relate to the functions of the Board or a Board Committee or that otherwise require Board attention. Directors may at any time review the log of Board communications received by the Company and request copies or summaries of such communications. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant Committee or the individual Board member to whom a communication is directed. Concerns relating to PepsiCo’s accounting, internal accounting controls or auditing matters will be referred directly to members of the Audit Committee.

Shareholders and other interested parties may contact the Board, a Committee of the Board or an individual member of the Board by any of the following means:

•	by phone at 1-866-626-0633

•	by sending a letter to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577, Attention: Presiding Director

•	by submitting a communication on-line at our website www.pepsico.com under “Investors” “Corporate Governance” – “Contact the Board of Directors”

Political Contributions Policy

In 2005, the Board of Directors adopted a Political Contributions Policy for the Company. The Political Contributions Policy, together with other policies and procedures, including the Company’s Code of Conduct, guide the Company’s approach to political contributions. In connection with the development of this policy and in keeping with the Company’s goals of transparency, the policy and the Company’s annual political contributions are posted on our website at www.pepsico.com “Investors” – “Corporate Governance” – “Policies.”

Committees of the Board of Directors

The Board of Directors has three standing Committees: Nominating and Corporate Governance, Compensation and Audit. The table below indicates the members of each Board committee:

Name	Nominating and Corporate Governance	Compensation	Audit
John F. Akers(1)	X	Chair
Robert E. Allen(1)(2)	X	X
Dina Dublon			X
Victor J. Dzau	X	X
Ray L. Hunt	Chair	X
Alberto Ibargüen			X
Arthur C. Martinez	X	X
Indra K. Nooyi
Steven S Reinemund(1)
Sharon P. Rockefeller(2)	X	X
James J. Schiro			Chair
Franklin A. Thomas(1)			X
Cynthia M. Trudell(3)			X
Daniel Vasella	X	X
Michael D. White

(1)	Mr. Akers, Mr. Allen, Mr. Reinemund and Mr. Thomas are retiring from the Board of Directors as of May 2, 2007.
(2)	Mr. Allen is the Presiding Director of the Board until May 2, 2007 and Ms. Rockefeller will become the Presiding Director thereafter.
(3)	Ms. Trudell was a member of the Board and Audit Committee during 2006 and until February 2, 2007.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held four meetings in 2006. The Nominating and Corporate Governance Committee: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the Committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees; (e) assesses and reports to the Board on the performance and effectiveness of the Board and its Committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of the New York Stock Exchange and applicable securities laws.

Director Nomination Process

The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations for director nominees made by shareholders, if the individuals recommended meet certain minimum Board membership criteria. The Committee’s assessment of Board candidates includes consideration of a candidate’s: (i) relevant knowledge and diversity of background and experience in areas including business, finance, accounting, technology, marketing, international business and government; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) roles and contributions valuable to the business community and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Shareholder recommendations should be sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577 and must include detailed background regarding the suggested candidate that demonstrates how the individual meets the minimum Board membership criteria.

Nominations received by the Secretary of the Company from shareholders are reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the minimum qualifications described above, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. This is done to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed with the Nominating and Corporate Governance Committee and are responded to by the Chairman of the Committee or his designee. The process for evaluation of candidates submitted by non-shareholders of the Company is handled similarly.

From time to time, the Nominating and Corporate Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is paid to such firm.

The Audit Committee

The Audit Committee, which was established in 1967, held ten meetings in 2006. The Audit Committee’s primary responsibilities are to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements and its related internal controls over financial reporting; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and the independent auditors. The report of the Audit Committee is set forth on page 13 of this Proxy Statement. The Audit Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy.

Financial Expertise and Financial Literacy

The Board of Directors has determined that Dina Dublon and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the standards set forth in the Company’s Corporate Governance Guidelines and the requirements under the Securities Exchange Act of 1934 and the New York Stock Exchange Listing Standards. In addition, the Board of Directors has determined that Dina Dublon, Alberto Ibargüen, James J. Schiro and Franklin A. Thomas, all members of our Audit Committee, are independent directors and are financially literate within the meaning of the New York Stock Exchange Corporate Governance Listing Standards.

Directors on Multiple Audit Committees

None of the Company’s directors serves on the audit committee of more than three public companies.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held five meetings during 2006. The Compensation Committee: (a) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board regarding the compensation of PepsiCo’s executive officers; (b) produces a report on executive compensation for inclusion in the Company’s Proxy Statement; and (c) monitors the development and implementation of succession plans for the Chief Executive Officer (CEO) and other key executives, and makes recommendations to the Board with respect to such plans.

The Compensation Committee is composed entirely of independent members of the Board who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee Report is set forth on page 22 of this Proxy Statement. The Compensation Committee Charter is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section and is also available in print to any shareholder who requests a copy.

The Compensation Committee oversees the design and administration of PepsiCo’s compensation programs and evaluates PepsiCo’s compensation programs against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee makes recommendations to the Board of Directors regarding total compensation for each executive officer, which is then reviewed and approved by the full Board of Directors. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually:

•	reviews and establishes the peer group companies used as a reference to benchmark Company performance and executive officer compensation;

•	reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

•

reviews total compensation and benefits summaries (referred to as “tally sheets”) for each executive officer to ensure the Committee understands all aspects of each executive officer’s total compensation;

•	approves specific performance targets, which are linked to Company, line of business or business unit performance, depending on an executive officer’s position and scope of responsibility;

•

confirms with the Committee’s independent outside advisor that total compensation paid to each executive officer is appropriate based on an analysis that compares the Company’s financial performance relative to the performance of its peer group as measured by financial metrics including long-term shareholder returns and operating performance over one-year and three-year time periods; and

•	approves base salary adjustments and annual and long-term incentive award payouts for each year based on performance achieved in the prior year relative to the pre-established performance targets.

The Compensation Committee engages Mercer Human Resource Consulting as an independent outside advisor to evaluate all components of compensation and benefits provided to the executive officers relative to financial performance (see “Role of the Consultant” in the Compensation Discussion and Analysis on page 15 of this Proxy Statement). The Compensation Committee also solicits input from the Executive Chairman and the President and CEO in determining compensation for other executive officers in order to gain their perspective on individual performance and contributions. Director compensation is determined by the Board upon recommendation of the Nominating and Corporate Governance Committee.

Review and Approval of Transactions with Related Persons

On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with the Company in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and the directors and executive officers. The Audit Committee has determined that there are no related party transactions to report.

Compensation Committee Interlocks and Insider Participation

None of PepsiCo’s independent directors is an executive officer of a public company of which a PepsiCo executive officer is a director.

AUDIT COMMITTEE REPORT

PepsiCo’s Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the Company’s independent auditors and the Company’s financial management and financial reporting procedures. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws. The Audit Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The names of the Audit Committee members are included at the end of this Audit Committee Report. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

The Company’s management has responsibility for preparing the Company’s financial statements and the Company’s independent auditors (independent registered public accountant) KPMG LLP (“KPMG”), is responsible for auditing those financial statements. In this context, the Audit Committee has met with management and KPMG to review and discuss the Company’s audited financial statements. The Audit Committee discussed with Company management and KPMG the critical accounting policies applied by the Company in the preparation of its financial statements. These policies arise in connection with: revenue recognition and related trade spending; brand and goodwill valuations; income tax expense and accruals; stock-based compensation expense; and pension and retiree medical plans. The Company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask KPMG questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for 2006. The Audit Committee also received regular updates from the Company’s General Auditor on internal control and business risks and the Company’s senior officer for compliance and business practices on compliance issues. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets with the Company’s General Counsel, with and without management present, to discuss the Company’s compliance with laws and regulations.

The Audit Committee reviewed and discussed with KPMG, KPMG’s independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company. The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors. These fees are described in the next section of this Proxy Statement. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the auditor’s independence. The Committee has adopted a formal policy on Audit, Audit-Related and Non-Audit Services, which is published on the Company’s website and which is briefly described in the next section of this Proxy Statement. The Audit Committee concluded that the independent auditor is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also retained

KPMG as the Company’s independent auditors for the fiscal year 2007, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year 2007.

James J. Schiro became the Chairman of the Audit Committee on May 3, 2006. Prior to Mr. Schiro, Arthur C. Martinez was a member of the Audit Committee and the Committee’s Chairman from January 1, 2006 through May 2, 2006. Cynthia Trudell was a member of the Audit Committee from January 1, 2006 through February 2, 2007.

THE AUDIT COMMITTEE

DINA DUBLON	JAMES J. SCHIRO, CHAIRMAN
ALBERTO IBARGÜEN	FRANKLIN A. THOMAS

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP, the Company’s independent auditor, for the audit of the Company’s annual financial statements for 2005 and 2006, and fees billed for other services rendered by KPMG LLP.

	2005	2006
Audit fees	$16,550,000	$18,254,000

Audit-related fees(1)	$1,727,000	$1,631,000

Tax fees(2)	$887,000	$875,000

All other fees	$0	$0

(1)	Audit-related fees for 2005 and 2006 consisted primarily of the audits of certain employee benefit plans, due diligence reviews of certain businesses acquired and internal control reviews.

(2)	Tax fees for 2005 and 2006 consisted primarily of international tax compliance services.

We understand the need for the independent auditors to maintain their objectivity and independence, both in appearance and in fact, in their audit of the Company’s financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Audit, Audit-Related and Non-Audit Services. The Policy provides that the Audit Committee will engage the auditor for the audit of the Company’s consolidated financial statements and other audit-related work. The auditor may also be engaged for tax and other non-audit-related work if those services: enhance and support the attest function of the audit; are an extension to the audit or audit-related services; or are services with respect to which, under the circumstances, KPMG offers unique qualification and there is clearly no question regarding their independence in providing such service. The policy further provides that on an annual basis the auditor’s Global Lead Audit Partner will review with the Audit Committee the services the auditor expects to provide in the coming year and the related fee estimates. In addition, PepsiCo will provide the Audit Committee with a quarterly status report regarding the Committee’s pre-approval of audit-related, tax or other non-audit services that the auditor has been pre-approved to perform, has been asked to provide or may be expected to provide during the balance of the year. PepsiCo’s Policy for Audit, Audit-Related and Non-Audit Services is available on the Company’s website at www.pepsico.com under Corporate Governance in the “Investors” section.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

It is critical to our long-term success and growth that our businesses are managed by highly capable leaders with the experience, skills and dedication to oversee a growing and changing global organization.

Our executive compensation philosophy is based on the principle that PepsiCo will achieve its best results if its employees act and are rewarded as business owners. Ownership is not only about owning stock, but it is also about being accountable for business results, in good times and bad. Owners act with the conviction that their business is personal and that they can make a difference. Owners take initiative and they take responsibility for the assets of the business, including its employees. As executives progress to higher levels at PepsiCo, their responsibilities, risks and rewards will progress as well.

Our compensation programs are designed to help recruit, retain and motivate a large group of talented and diverse domestic and international employees. Our programs are highly incentive-based and competitive in the marketplace, with a significant portion of total compensation determined by Company performance. As a result, when PepsiCo’s financial performance is above that of our peer group average, total compensation is delivered above the peer group average. Likewise if PepsiCo’s financial performance were to be below the peer group average, total compensation would be delivered below the peer group average.

Oversight of the Executive Compensation Programs

PepsiCo’s executive compensation programs are overseen and administered by the Compensation Committee of the Board of Directors. For a detailed account of the Compensation Committee’s annual responsibilities, see “The Compensation Committee” on page 10 of this Proxy Statement. For details on the Compensation Committee’s composition, see “Committees of the Board of Directors” on page 9 of this Proxy Statement.

Peer Group

The Compensation Committee and Board utilize the same peer group to annually evaluate both executive officer pay levels and Company performance. The peer group is composed of large public consumer products companies in the Food & Beverage, Household & Personal Products and Pharmaceutical sectors that we compete with for executive officer talent and investor dollars. The Compensation Committee annually reviews and validates the peer group with the assistance of the Compensation Committee’s independent outside advisor, Mercer Human Resource Consulting, to ensure all peer companies remain an appropriate basis for comparison. The following peer companies were approved by the Board, and are listed in order of 2006 revenue size (from largest to smallest), with PepsiCo shown to display its relative position: The Procter & Gamble Company; Johnson & Johnson; PepsiCo; Kraft Foods Inc.; The Coca-Cola Company; 3M Company; Kimberly-Clark Corporation; Sara Lee Corporation; Anheuser-Busch Companies, Inc.; Colgate-Palmolive Company; General Mills, Inc.; Kellogg Company; H.J. Heinz Company; Campbell Soup Company and The Estee Lauder Companies Inc. As noted by our position in the list, PepsiCo is one of the largest companies in the peer group, with 2006 revenue of $35 billion compared to the peer group median of $16 billion and 75th percentile of $24 billion.

Role of the Consultant

The Compensation Committee utilizes input from Mercer Human Resource Consulting (“Mercer”), its independent outside advisor, to determine the alignment between executive officer pay and PepsiCo’s financial performance relative to the Board-approved peer group. The Compensation

Committee strongly considers Mercer’s analysis and advice when making compensation decisions for the Executive Chairman, the President and CEO and other executive officers. Compensation Committee members can engage or initiate contact with Mercer and have direct access to the independent advisor without management involvement. While Mercer works directly for the Compensation Committee, Mercer obtains input from management to ensure that its recommendations and advice reinforce PepsiCo’s business strategy, principles and values.

Executive Compensation Policies

Pay levels for executive officers are designed to be competitive relative to our peer group companies and, most importantly, align with the Company’s performance. Pay-for-performance is a critical policy in designing our executive officer compensation, and, as a result, our “pay mix,” defined as the amount of fixed base salary relative to at-risk annual and long-term cash incentive awards and at-risk equity-based awards, places the greatest emphasis on variable pay incentives. As a result, over 90% of our President and CEO’s target total compensation is variable and at-risk, and approximately 80% of the total compensation for our other Named Executive Officers is variable and at-risk.

To sustain PepsiCo’s exceptional long-term performance, we set “stretch” financial goals that are equivalent to our peer group’s 75th percentile performance (i.e., the top 25% of peer companies). Our objective is to compensate at the 75th percentile relative to our peer group only when we achieve performance at or above the 75th percentile of our peer group. To accomplish this, we annually review compensation (base salary, annual incentive awards and long-term incentive awards) provided by our peer group to set target total compensation levels for our executive officers at the peer group median for similar positions. We then utilize variable pay incentives to award pay in line with our performance. Our design ensures that our pay-for-performance programs only deliver total compensation at the 75th percentile when financial performance is at or above the peer group 75th percentile. If financial performance were to be below the peer group 75th percentile, total compensation awarded would be below the 75th percentile.

Each year, actual annual incentive and long-term incentive awards are approved by the Board based on an analysis of PepsiCo’s actual performance relative to our stretch financial goals and an executive officer’s individual performance and contributions to PepsiCo’s strategic goals. The Compensation Committee recommends, and the Board approves, pay actions for the Executive Chairman and the President and CEO. Mercer provides market information in order to assist the Committee and the Board in making pay actions for all executive officers, including the Executive Chairman and the President and CEO. The Compensation Committee and the Board solicit input from the Executive Chairman and the President and CEO in determining pay for other executive officers to gain their perspective on individual performance and contribution.

In 2006, Mercer’s independent review provided assurance that PepsiCo’s executive officer total compensation program was appropriately aligned with PepsiCo’s financial performance and that the programs should continue to support the attraction and retention of talent necessary to maintain our long history of strong sales growth, profitability and shareholder returns.

Components of PepsiCo’s Compensation and Benefits Programs

For 2006, the primary components of our compensation and benefits programs for executive officers were (1) base salary, (2) annual incentive awards, (3) long-term incentive awards, (4) retirement programs and (5) benefits and perquisites. Each of these programs is underpinned by a number of governance features, which are highlighted at the end of this Compensation Discussion and Analysis (pages 21-22 of this Proxy Statement).

1. Base Salary.    The relative levels of base salary for the Executive Chairman, the President and CEO and the other executive officers are based on the underlying accountabilities of each executive officer’s position and reflect each executive officer’s scope of responsibility. The salaries are reviewed annually and are benchmarked against similar positions among the peer group companies. In addition, executive officer salaries are analyzed relative to internal positions to ensure equity and alignment of our pay within PepsiCo. Prior to 2006, all base salaries were capped at $1.0 million to ensure company tax deductibility. In October 2006, to appropriately align with peer company prevalent practice, the President and CEO’s salary was increased above this amount. Under Section 162(m) of the Internal Revenue Code, base salaries in excess of $1.0 million delivered in a given year are not tax deductible. All base salaries for Named Executive Officers were fully deductible in 2006. Base salaries paid to our Named Executive Officers in 2006 are presented under column (c) in the 2006 Summary Compensation Table (page 23 of this Proxy Statement).

2. Annual Incentive Compensation.    We provide performance-related annual incentive compensation opportunities to our executive officers under the shareholder-approved 2004 Executive Incentive Compensation Plan (“2004 EIC Plan”). Awards under the 2004 EIC Plan are designed to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. To achieve this, we use pre-approved earnings per share and operating profit targets to establish an individual’s maximum award. The Compensation Committee then exercises discretion to reduce, but not to increase, the amount of the award. In 2006, the Committee exercised this discretion in determining the amount of the actual incentive awards provided to all Named Executive Officers. The description below outlines how actual annual incentives are determined.

When determining actual incentive awards paid to executive officers, the Compensation Committee considers Company and individual performance, with Company performance weighted approximately two-thirds and individual performance weighted approximately one-third. Company performance includes financial performance measures related to volume, revenue and earnings growth. Individual performance includes measures relating to an individual’s contribution to PepsiCo’s strategic business and organization imperatives such as improved operating efficiencies, customer and employee satisfaction and the executive officer’s management and development of people.

Our annual incentive plan utilizes performance measures which executives directly influence to ensure a direct link between performance and actual incentive awards. The specific 2006 performance measures to determine incentive awards for PepsiCo’s Named Executive Officers are listed in the table below. These performance measures relate to Company (PepsiCo), reporting lines of business (e.g., PepsiCo Beverages North America), and business units (e.g., Pepsi-Cola North America) depending on the Named Executive Officer’s position and scope of responsibility. For Named Executive Officers who changed positions during the year, performance measures are displayed separately for each position.

Name	Performance Measures*

Steven S Reinemund	– Net Revenue
Director; Executive Chairman	– EPS
(Former CEO)	– Strategic imperatives

Indra K. Nooyi	– Net Income & Volume (9 Months as President & CFO)
Director; President & CEO	– EPS & Net Revenue (3 Months as President & CEO)
(Former President & CFO)	– Strategic imperatives

Richard A. Goodman	– PepsiCo International (7 Months): NOPBT & Volume
Chief Financial Officer	– PepsiCo (5 Months): Net Income & Volume
(Former PepsiCo Int’l CFO)	– Strategic imperatives

Michael D. White	– PepsiCo International: NOPBT & Volume
Director; Vice Chairman, PepsiCo;	– Strategic imperatives
CEO, PepsiCo International

John C. Compton CEO, PepsiCo North America (Former President & CEO, QTG**)	– PepsiCo Beverages N. America & QTG** N. America (9 Months): NOPBT & Volume – PepsiCo N. America (3 Months): NOPBT & Volume – Strategic imperatives

Dawn Hudson	– PepsiCo Beverages N. America, Pepsi-Cola N. America & Foodservice: NOPBT & Volume
President & CEO,
Pepsi-Cola North America	– Strategic imperatives

*	“EPS” represents earnings per share; “NOPBT” represents net operating profit before taxes and “Volume” represents unit and share growth.
**	“QTG” represents the Quaker Foods/Tropicana/Gatorade Business Unit.

The range of potential incentive awards for each Named Executive Officer is listed under columns (c), (d), and (e) in the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement. In the case where a Named Executive Officer changed his or her position during the year, annual incentive targets were prorated based on the time the Named Executive Officer served in each position. Actual awards can range from 0% to 200% of target. After the end of 2006, the Compensation Committee evaluated PepsiCo’s performance against the 2006 performance measures and determined each Named Executive Officer’s actual incentive award, as shown in column (g) in the 2006 Summary Compensation Table on page 23 of this Proxy Statement.

3. Long-Term Incentive (“LTI”) Compensation.    Consistent with our compensation philosophy, we believe that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers with those of PepsiCo’s shareholders. We have a long history of linking pay to our long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, we have provided an annual grant of stock options to virtually all full-time U.S. employees under our broad-based stock option program, SharePower.

Executive officers’ long-term incentives are comprised of:

(a)	Stock options;

(b)	Performance-based restricted stock units (RSUs) that vest only if pre-approved performance targets are achieved;

(c)	Performance-based long-term cash awards that vest over three years (our Executive Chairman and our President and CEO are not eligible for this component); and

(d)	Retention grants to key senior leaders that vest based on continued service.

The annual executive officer LTI program is designed to deliver a mix of approximately 40% stock options, 40% performance-based RSUs and 20% performance-based long-term cash. This mix was selected to provide an equal balance of equity (options and performance-based RSUs), and also provides a portion delivered in performance-based long-term cash that reflects market practice. Most executives, excluding executive officers, are provided with a choice between stock options and RSUs that vest after three years of service. However, PepsiCo’s executive officers, including the Executive Chairman, the President and CEO and the other Named Executive Officers, are not provided with this choice. The value of the annual equity award for these executive officers is balanced equally between stock options and performance-based RSUs.

Target grant guidelines for executive officers vary by position and are based on competitive benchmarking, with target grant levels expressed in dollars (rather than as a percent of salary) and set to approximate the peer group median. The actual size of grants awarded to executive officers range from 0% to 150% of target based on PepsiCo’s financial performance relative to the peer group, as well as each executive officer’s individual contribution to PepsiCo’s strategic imperatives and retention considerations. We require that awards made under the long-term incentive plans include vesting terms that encourage an executive officer to remain with PepsiCo over a number of years.

The Board authorizes all equity grants awarded to employees and directly approves individual awards to executive officers. All stock option and RSU grants are awarded under our shareholder approved 2003 Long-Term Incentive Plan at “Fair Market Value,” defined as the average of the high and low stock prices rounded up to the nearest quarter on the date of grant. This formula mitigates the impact of our stock price’s intra-day volatility when setting our equity awards’ grant price. PepsiCo has never repriced awards. Repricing of awards would require shareholder approval under the shareholder-approved 2003 Long-Term Incentive Plan. During 2006, PepsiCo reviewed the grant practices for all outstanding stock options and RSUs (i.e., those awarded over the past ten years) and confirmed that all grants were made on pre-approved grant dates and at exercise prices or grant prices equal to the Fair Market Value on the pre-approved grant dates. Our annual grant is provided on the later of February 1st or the regularly scheduled January/February Board meeting. On February 3, 2006, the Board granted stock options and performance-based RSUs to all executive officers with a grant price of $57.50 (the average of the low and high price on the date of grant, rounded up to the nearest quarter).

3(a). Stock Options.    We believe that stock options represent performance-based compensation and are a powerful motivational tool, as they have no intrinsic value to recipients on the date of grant and they only deliver meaningful value to executive officers if PepsiCo achieves sustained, long-term stock price growth. In addition, the number of stock options an executive officer receives each year varies from 0% to 150% of target based on Company and individual performance as described above. Executive officers receive annual grants of stock options each February that generally vest after three years of service and expire after ten years. Beginning with the 2006 grant, executive officers who retire from the Company are eligible to vest in a pro-rata portion of their stock option grants based on the length of time served in proportion to the full vesting period. Executive officers who retire are also eligible to vest fully in their 2005 award currently scheduled to vest in February 2008. Dividends are not earned on stock option grants. The 2006 grant date fair value of stock option awards to our Named Executive Officers are presented under column (l) in the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement.

3(b). Performance-Based Restricted Stock Units.    Annual grants of performance-based restricted stock units provided to executive officers vest based on PepsiCo achieving pre-defined earnings per share targets over a three-year performance period. The earnings per share performance targets are approved each year by the Board of Directors. Earnings per share targets for the performance-based RSUs have never been adjusted or “reset,” and management does not have the authority to do so.

Earnings per share targets are stretch financial goals and are set to achieve approximately 75th percentile financial performance relative to the peer group over the three-year performance period. When these earnings targets are achieved, executive officers are eligible to receive the full award. If PepsiCo were to perform below the pre-established earnings target, the number of shares paid out would be reduced. No shares would be paid out if PepsiCo were to perform below the peer group median. In no circumstances would the award be increased, even if PepsiCo were to exceed the earnings target.

Notwithstanding the attainment of the three-year earnings targets, the Board retains the right to reduce, but not increase, the size of the award that would otherwise be paid. Executive officers forfeit all performance-based RSUs if they leave PepsiCo prior to the completion of the three-year performance period. Executive officers who retire from the Company are eligible to receive a pro-rata portion of performance-based RSUs based on the length of time served in proportion to the full vesting period; however, payment of the final award remains contingent on achieving the applicable performance targets. The 2006 grant date fair value of performance-based RSUs to our Named Executive Officers is included under column (I) in the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement. Executive officers earn dividend equivalents on their RSUs during the vesting period that are paid out (without interest) only if and when the corresponding RSUs vest.

3(c). Performance-Based Long-Term Cash.    Executive officers have a performance-based long-term cash target award opportunity (expressed as a percent of salary), with the exception of the Executive Chairman and the President and CEO who are not eligible. The amount of the actual award (as a percent of target) is determined based on achievement of the same annual performance goals used for annual incentive compensation (see “Annual Incentive Compensation” discussion on page 17 of this Proxy Statement for details); however, the award vests and pays out in equal installments over three years. The executive officers only receive the full value of these awards if they remain employed through the vesting period. Executive officers who retire from the Company are eligible to receive the full value of their unvested performance-based long-term cash awards. The value of the 2006 performance-based long-term cash awards to our Named Executive Officers is included under column (g) in the 2006 Summary Compensation Table on page 23 of this Proxy Statement.

3(d). Retention Grants.    The Board of Directors selectively awards retention equity grants to leaders who are critical to business continuity and growth. These awards typically consist of restricted stock units with vesting periods designed to facilitate retention through key business and/or career milestones. The awards have no value unless the executive remains employed with PepsiCo for the full vesting period, and the awards are cancelled if the executive terminates or retires. The grant date fair value of retention grants awarded in 2006 to Named Executive Officers are included under column (l) in the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement.

4. Retirement Programs.    Our retirement programs consist of a defined benefit pension plan, retiree medical coverage and a 401(k) plan. Our defined benefit pension plan is designed to facilitate the retirement of employees who have performed at PepsiCo over the long term. Benefits are calculated based on service, base salary and annual incentive compensation. Awards of stock options, restricted stock units and performance-based long-term cash are not considered when determining pension benefits. Executive benefits are calculated using the same formula as other salaried employees; however, because of IRS compensation and benefit limits applicable to PepsiCo’s qualified pension plan, a significant portion of an executive officer’s pension is typically provided by a non-qualified, unfunded pension plan. As a result, pension benefits are provided to Named Executive Officers under two plans, a qualified and a non-qualified plan. The present value of each Named Executive Officer’s accumulated benefit under the qualified and non-qualified pension plans are set forth in the 2006 Pension Benefits table on page 30 of this Proxy Statement. The narrative following the 2006 Pension Benefits table on pages 30-31 of this Proxy Statement describes the plans’ material features.

Named Executive Officers are eligible for retiree medical coverage. This benefit is available to all salaried employees based on age and service, and our executives who enroll for coverage are required to pay twice as much for their coverage as other retirees.

Executive deferrals into the 401(k) Plan and Company matching contributions are also limited by IRS regulations. While the Company does permit most executives to defer their base salary and annual incentive compensation, PepsiCo does not provide an excess plan to offset 401(k) limitations nor do we provide executives with special benefit plans such as executive life insurance.

5. Benefits and Perquisites.

5(a). Benefits.    Executives generally receive the same healthcare benefits as other employees. U.S.-based medical benefits are the same for all participants in the Company’s healthcare program; however, our executives are required to pay twice as much for their coverage. All of our employees, including executive officers, are eligible to participate in HealthRoads, PepsiCo’s broad-based wellness program. HealthRoads provides our employees with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals. In addition, executive officers who relocate at PepsiCo’s request are supported under the relocation program available to all PepsiCo employees. The program covers relocation expenses and applicable reimbursement of taxes associated with moving.

5(b). Perquisites.    Consistent with our philosophy of making compensation primarily performance-based, executive perquisites are limited to a company car and annual physical. Personal use of company aircraft and ground transportation are also available and are utilized on a limited and selective basis, with executives fully responsible for their tax liabilities associated with any personal use of aircraft and ground transportation. Executive officers do not receive other perquisites such as country clubs, financial planning or company-paid apartments.

5(c). Change-in-Control Provisions.    All employees, including Named Executive Officers, and non-employee directors are provided change-in-control protections under our shareholder-approved 2003 Long-Term Incentive Plan. For all grants in 2007 and thereafter, stock options vest and RSUs are paid if the participant is terminated without cause or resigns for good reason within two years following a change in control of PepsiCo or if the acquiring entity fails to assume the awards (“double trigger”). We adopted “double trigger” vesting to ensure management talent would be available to assist in the successful integration following a change in control and to align with emerging governance trends. The proposed 2007 Long-Term Incentive Plan being submitted to shareholders for approval at the 2007 Annual Meeting includes the same “double trigger” vesting.

For all grants prior to 2007, stock options vest and RSUs are paid upon a change in control of PepsiCo. In the event a participant is terminated without cause within two years following the change in control or the participant’s options are adversely modified, the participant receives a payment equal to the present value of his or her outstanding pre-2007 options at the time of such event calculated using the Black-Scholes formula.

Named Executive Officers are not eligible to receive any cash severance, continued health and welfare benefits, pension service credit, tax gross-ups or any other change-in-control benefits other than the change-in-control protections under our 2003 Long-Term Incentive Plan described above.

5(d). Executive Deferral.    Under PepsiCo’s executive deferral program, most U.S.-paid executives can elect to not receive all or a portion of their base salary or annual cash incentive awards and defer those amounts into investment funds which grow on a tax-deferred basis. Prior to 2004, stock option gains and performance-based long-term cash awards were also eligible for deferral. If stock options were deferred, they were required to have been exercised within one month of expiration and the gains were required to have been deferred into the PepsiCo Common Stock Fund. Executives have the opportunity to invest their deferrals into nine market-based funds, including the PepsiCo Common Stock Fund. Beginning in 2007, an investment fund is offered that earns interest at 120% of the Long-term Applicable Federal Rate (as published by the U.S. Treasury). Prior to December 31, 2006, an investment fund was offered that earned interest at market Prime Rate. In 2006, the difference between Prime Rate and 120% of the Long-term Applicable Federal Rate was approximately 1.9%. This difference accounted for the above-market interest reflected in column (h) of the 2006 Summary Compensation Table on page 23 of this Proxy Statement. The change in 2007 from the Prime Rate fund to the new fund directly aligns with the SEC’s definition of “on market” investment returns and will eliminate any reference to above market interest on a go forward basis.

PepsiCo does not match an executive’s deferrals. PepsiCo’s executive deferral program is non-qualified and unfunded where deferred compensation is unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. At the time of election to defer, executives are required to choose to receive future payments on either a specific date or upon separation from service (i.e., termination or retirement). Payments are made in cash and may be received as a lump sum or in installments (quarterly, semi-annually or annually) over a period up to 20 years. Deferrals are paid at the time of termination in cases when termination (other than retirement) occurs prior to the elected payment date. In order to comply with Internal Revenue Code Section 409A, any payments to senior executives are delayed six months following separation from service. Executives have one opportunity to voluntarily delay their original payment date, provided they make this choice at least twelve months prior to the original payment date and payment is delayed for at least five years.

Additional Features of our Executive Compensation Programs

Our Compensation and Benefit programs operate with the following governance features:

Stock Ownership.    To reinforce our ownership philosophy, executive officers are required to own shares of PepsiCo stock equal to a specified multiple of their salary under the Board-approved stock ownership guidelines. The applicable multiples vary between two and eight times base salary based on an executive officer’s position. PepsiCo shares or equivalents held directly by the executive officer (or immediate family members), in the 401(k) Plan, deferred compensation account, or in a trust for the benefit of immediate family members, count towards satisfying the requirement. Unexercised stock options and unvested restricted stock units do not count towards satisfying the requirement.

Executive officers have five years from their appointment to meet their ownership guideline requirement. All of our executive officers have met or are in a position to meet their objectives within the five-year time requirement.

Exercise and Hold Policy.    To ensure that our executive officers exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy. Under this policy, annual option exercises for cash are limited to 20% of pre-tax gains on all vested outstanding options as of February 1 of that year. Any proceeds in excess of this 20% limit must be held in PepsiCo shares for at least one year after the date of exercise.

Employment Contracts.    Named Executive Officers, including the Executive Chairman and the President and CEO, do not have employment contracts. Consistent with our approach of rewarding performance, employment is not guaranteed; thus the Company or the Named Executive Officer may terminate the employment relationship at any time. All executives are subject to non-compete, non-solicitation and non-disclosure policies under signed equity agreements provided under our shareholder-approved 2003 Long-Term Incentive Plan.

Clawback Provision.    Under the terms of our 2003 Long-Term Incentive Plan and our executive deferral program, employees, including Named Executive Officers, who violate PepsiCo’s Worldwide Code of Conduct, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in gross misconduct may be subject to financial consequences. Our 2003 Long-Term Incentive Plan permits PepsiCo to cancel an executive’s outstanding equity awards, including both vested and unvested awards, if PepsiCo determines that the executive has committed any such violation. Both the 2003 Long-Term Incentive Plan and our executive deferral program also permit PepsiCo to claw back all gains from exercised stock options and vested restricted stock units received within the 12 months preceding the violation, as well as any gains earned on contributions to the Company’s executive deferral program.

Hedging.    Executive officers and non-employee directors are prohibited from using any strategies or products (e.g. derivative securities or short-selling techniques) to hedge against the potential changes in the value of PepsiCo stock.

Trading Windows.    Executive officers and non-employee directors can only purchase and sell PepsiCo stock and exercise stock options during approved trading windows.

Summary

PepsiCo’s compensation practices and compensation philosophy are designed to align executive interests with those of shareholders. We believe our pay programs, which have a strong pay-for-performance orientation, will continue to assist the Company to attract, retain and motivate the key talent PepsiCo needs to continue to compete and provide strong return to shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our reviews and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

JOHN F. AKERS, CHAIRMAN ROBERT E. ALLEN VICTOR J. DZAU RAY L. HUNT	ARTHUR C. MARTINEZ SHARON PERCY ROCKEFELLER DANIEL VASELLA

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(3) (c)	Bonus ($)(4) (d)	Stock Awards ($)(5) (e)	Option Awards ($)(5) (f)	Non- Equity Incentive Plan Compensation ($)(6) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(7) (h)	All Other Compensation ($)(8) (i)	Total($) (j)
Steven S Reinemund (1)	2006	1,000,000	0	6,220,781	3,960,734	5,000,000	3,863,710	197,817	20,243,042
Director; Executive Chairman

Indra K. Nooyi (1)	2006	964,413	0	2,006,876	2,353,440	3,000,000	898,884	153,506	9,377,119
Director; President and Chief Executive Officer

Richard A. Goodman (1)	2006	470,508	0	619,224	290,339	696,007	491,459	27,614	2,595,151
Chief Financial Officer

Michael D. White	2006	894,856	0	2,519,696	1,555,591	2,812,000	1,194,115	91,315	9,067,573
Director; Vice Chairman, PepsiCo; Chief Executive Officer, PepsiCo International

John C. Compton (2)	2006	767,212	0	733,719	1,567,322	1,360,681	414,828	112,815	4,956,577
Chief Executive Officer, PepsiCo North America

Dawn Hudson	2006	731,154	0	1,108,620	1,541,332	1,114,518	383,373	62,073	4,941,070
President and Chief Executive Officer, Pepsi-Cola North America

(1)	Effective October 1, 2006, Mr. Reinemund transitioned from his position as Chairman and Chief Executive Officer to Executive Chairman of the Board, Ms. Nooyi was promoted from President and Chief Financial Officer to President and Chief Executive Officer and Mr. Goodman was promoted from Chief Financial Officer of PepsiCo International to Chief Financial Officer of PepsiCo.

(2)	Effective September 15, 2006, Mr. Compton was promoted from President and Chief Executive Officer of Quaker-Tropicana-Gatorade to Chief Executive Officer of PepsiCo North America.

(3)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in 2006.

(4)	“Bonus” refers to non-performance-based guaranteed cash payments. In 2006, no guaranteed payments were made to any Named Executive Officer as all cash incentives were performance-based and are reflected in column (g) of the table above, labeled “Non-Equity Incentive Plan Compensation.”

(5)	Stock Awards (column (e)) and Option Awards (column (f)) represent restricted stock unit grants and stock option grants, respectively, for which PepsiCo recorded 2006 compensation expense. Under the required FAS 123(R) methodology, the compensation expense reflected in columns (e) and (f) is for grants made in 2006 and grants made in prior years which continued to be expensed in 2006. The full FAS 123(R) grant date fair value of the Stock Awards and Option Awards granted in 2006 is included in column (l) in the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement. The assumptions used in calculating the FAS 123(R) compensation expense of the Stock Awards and Option Awards are provided in the Company’s Annual Report on Form 10-K for the applicable fiscal years which are available at www.pepsico.com.

(6)	As described in the “Annual Incentive Compensation” and “Performance-Based Long-Term Cash” sections of the Compensation Discussion and Analysis on pages 17 and 19, respectively, the amounts reported in this column reflect compensation earned for 2006 performance under the annual incentive compensation program and the full value of the performance-based long-term cash award.

(i)	For Mr. Reinemund, the amount reported reflects compensation earned for 2006 performance under the annual incentive compensation program. The amount does not include a performance-based long-term cash award, as Mr. Reinemund is not eligible to participate in that program.

(ii)	For Ms. Nooyi, the amount reported reflects compensation earned for 2006 performance under the annual incentive compensation program. The amount does not include a performance-based long-term cash award, as Ms. Nooyi is not eligible to participate in that program. In addition to the amounts listed in the table, in March 2007, Ms. Nooyi received $184,503 representing one-third of the performance-based long-term cash award earned for 2004 performance and $209,333 representing one-third of the performance-based long-term cash award earned for 2005 performance.

(iii)	For Mr. Goodman, the amount reported reflects $479,001 earned for 2006 performance under the annual incentive compensation program and $217,006 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2007, Mr. Goodman received $58,760 representing one-third of the performance-based long-term cash award earned for 2004 performance and $55,213 representing one-third of the performance-based long-term cash award earned for 2005 performance. If Mr. Goodman were to have retired at year-end 2006, he would have received an additional $55,213 which represents the final one-third of the performance-based long-term cash award earned for 2005 performance.

(iv)	For Mr. White, the amount reported reflects $2,109,000 earned for 2006 performance under the annual incentive compensation program and $703,000 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2007, Mr. White received $198,997 representing one-third of the performance-based long-term cash award earned for 2004 performance and $212,173 representing one-third of the performance-based long-term cash award earned for 2005 performance.

(v)	For Mr. Compton, the amount reported reflects $1,003,781 earned for 2006 performance under the annual incentive compensation program and $356,900 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2007, Mr. Compton received $71,747 representing one-third of the performance-based long-term cash award earned for 2004 performance and $138,950 representing one-third of the performance-based long-term cash award earned for 2005 performance.

(vi)	For Ms. Hudson, the amount reported reflects $817,313 earned for 2006 performance under the annual incentive compensation program and $297,205 earned under the performance-based long-term cash incentive program. In addition to the amounts listed in the table, in March 2007, Ms. Hudson received $105,657 representing one-third of the performance-based long-term cash award earned for 2004 performance and $122,443 representing one-third of the performance-based long-term cash award earned for 2005 performance.

(7)	The amounts reported reflect (i) the aggregate change in 2006 in the actuarial present value of each Named Executive Officer’s accumulated benefit under the defined benefit pension plans in which he or she participates and (ii) the “above-market” earnings, if any, on income previously earned and deferred by each Named Executive Officer under PepsiCo’s executive deferral program. The executive deferral program is described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement. The change in pension value included in column (h) reflects the impact of changes in age, service and earnings during 2006 and the impact of a change in the discount rate used to determine the present value from 5.65% on September 30, 2005 to 5.8% on September 30, 2006. Details on the methodology for calculating PepsiCo’s pension plan accumulated benefit obligation are included in the narrative description to the 2006 Pension Benefits table on pages 30-31 of this Proxy Statement.

(i)	For Mr. Reinemund, the amount includes: (i) $3,467,281 representing the aggregate change in 2006 in the actuarial present value of Mr. Reinemund’s accumulated benefit under the defined benefit pension plans in which he participates and (ii) $396,429 on income previously earned and deferred by him under PepsiCo’s executive deferral program. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(ii)	For Ms. Nooyi, the amount includes: (i) $784,793 representing the aggregate change in 2006 in the actuarial present value of Ms. Nooyi’s accumulated benefit under the defined benefit pension plans in which she participates and (ii) $114,091 on income previously earned and deferred by her under PepsiCo’s executive deferral program. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(iii)	For Mr. Goodman, the amount includes: (i) $468,203 representing the aggregate change in 2006 in the actuarial present value of Mr. Goodman’s accumulated benefit under the defined benefit pension plans in which he participates and (ii) $23,256 on income previously earned and deferred by him under PepsiCo’s executive deferral program. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(iv)	For Mr. White, the amount represents the aggregate change in 2006 in the actuarial present value of Mr. White’s accumulated benefit from the defined benefit pension plans in which he participates. This amount does not include deferred compensation earnings, as Mr. White had not participated in the program as of year-end 2006.

(v)	For Mr. Compton, the amount includes: (i) $412,718 representing the aggregate change in 2006 in the actuarial present value of Mr. Compton’s accumulated benefit under the defined benefit pension plans in which he participates and (ii) $2,110 on income previously earned and deferred by him under PepsiCo’s executive deferral program This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(vi)	For Ms. Hudson, the amount represents the aggregate change in 2006 in the actuarial present value of Ms. Hudson’s accumulated benefit under the defined benefit pension plans in which she participates. This amount does not include deferred compensation earnings, as Ms. Hudson had not participated in the program as of year-end 2006.

(8)

Amounts reported include personal use of company aircraft and ground transportation, car allowance and applicable taxes, relocation benefits and tax reimbursement on such benefits, executive physical benefits and the Company’s matching contribution into the PepsiCo Salaried 401(k) Plan. Personal use of Company aircraft and ground transportation is valued based on the aggregate incremental cost to the Company. For this purpose, the Company has calculated the aggregate incremental cost based on the variable operating costs that were incurred as a result of personal use of the aircraft (such as fuel, maintenance, landing fees and crew expenses) or ground transportation (such as fuel and the driver’s compensation). The Named Executive Officers are fully responsible for all taxes associated with any personal use of aircraft and ground transportation.

(i)	For Mr. Reinemund, the amount reported includes: (i) $160,557 for personal use of Company aircraft; (ii) $745 for the personal use of ground transportation; (iii) $24,137 car allowance, inclusive of applicable taxes of $8,387; and (iv) $7,500 Company matching contributions into the PepsiCo Salaried 401(k) Plan.

(ii)	For Ms. Nooyi, the amount reported includes: (i) $113,289 for personal use of Company aircraft; (ii) $7,333 for the personal use of ground transportation; (iii) $24,137 car allowance, inclusive of applicable taxes of $8,387; and (iv) $6,600 Company matching contributions into the PepsiCo Salaried 401(k) Plan.

(iii)	For Mr. Goodman, the amount reported includes: (i) $22,585 car allowance, inclusive of applicable taxes of $7,573; and (ii) $4,400 Company matching contributions into the PepsiCo Salaried 401(k) Plan.

(iv)	For Mr. White, the amount reported includes: (i) $59,064 for personal use of Company aircraft; (ii) $467 for the personal use of ground transportation; (iii) $24,137 car allowance, inclusive of applicable taxes of $8,387; and (iv) $6,600 Company matching contributions into the PepsiCo Salaried 401(k) Plan.

(v)	For Mr. Compton, the amount reported includes: (i) $46,033 for personal use of Company aircraft; (ii) $24,137 car allowance, inclusive of applicable taxes of $8,387; (iii) $34,510 relocation allowances and reimbursement of relocation expenses incurred as a result of the Company’s decision to relocate Mr. Compton from Dallas to Chicago in 2005 after assuming his role as President and Chief Executive Officer, Quaker-Tropicana-Gatorade, inclusive of applicable taxes of $3,971; and (iv) $6,100 Company matching contributions into the PepsiCo Salaried 401(k) Plan.

(vi)	For Ms. Hudson, the amount reported includes: (i) $28,604 for personal use of Company aircraft; (ii) $208 for the personal use of ground transportation; (iii) $25,402 for Company car expenses, inclusive of applicable taxes of $8,387; and (iv) $6,812 for the Company matching contributions into the PepsiCo Salaried 401(k) Plan.

2006 GRANTS OF PLAN-BASED AWARDS  (1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)					All Other Stock Awards: Number of Shares of Stock or Units(#) (i)		All Other Option Awards: Number of Securities Underlying Opts(#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)		Maximum(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Steven S Reinemund	—	0	3,500,000	7,000,000	—	—		—		—		—		—	—
	2/3/2006	—	—	—	0	93,168		93,168		—		—		—	5,357,160
	2/3/2006	—	—	—	—	—		—		—		373,714		57.50	5,545,916

Indra K. Nooyi	—	0	2,600,000	5,200,000	—	—		—		—		—		—	—
	2/3/2006	—	—	—	0	17,974		17,974		—		—		—	1,033,505
	2/3/2006	—	—	—	—	—		—		—		72,705		57.50	1,078,942

Richard A. Goodman	—	0	414,792	829,583	—	—		—		—		—		—	—
	—	0	187,917	375,833	—	—		—		—		—		—	—
	2/3/2006	—	—	—	0	0	(4)	0	(4)	16,956	(4)	—		—	974,970
	2/3/2006	—	—	—	—	—		—		—		360	(4)	57.50	4,460
	9/15/2006	—	—	—	—	—		—		15,385	(5)	—		—	1,000,025

Michael D. White	—	0	1,500,000	3,000,000	—	—		—		—		—		—	—
	—	0	500,000	1,000,000	—	—		—		—		—		—	—
	2/3/2006	—	—	—	0	17,974		17,974		—		—		—	1,033,505
	2/3/2006	—	—	—	—	—		—		—		72,705		57.50	1,078,942
	9/15/2006	—	—	—	—	—		—		76,923	(5)	—		—	4,999,995

John C. Compton	—	0	967,500	1,935,000	—	—		—		—		—		—	—
	—	0	344,000	688,000	—	—		—		—		—		—	—
	2/3/2006	—	—	—	0	12,596		12,596		—		—		—	724,270
	2/3/2006	—	—	—	—	—		—		—		51,124		57.50	758,680
	11/17/2006	—	—	—	—	—		—		80,321	(5)	—		—	4,999,982

Dawn Hudson	—	0	808,500	1,617,000	—	—		—		—		—		—	—
	—	0	294,000	588,000	—	—		—		—		—		—	—
	2/3/2006	—	—	—	0	12,596		12,596		—		—		—	724,270
	2/3/2006	—	—	—	—	—		—		—		51,124		57.50	758,680
	9/15/2006	—	—	—	—	—		—		76,923	(5)	—		—	4,999,995

(1)	Details on PepsiCo’s long-term incentive programs are described in the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis on pages 18-20 of this Proxy Statement. Stock option and restricted stock unit awards were granted on the date of Board approval, with both the stock option exercise and the restricted stock unit base price determined based on the average of the high and low price of PepsiCo Common Stock on the date of grant rounded up to the nearest quarter.

(2)	The amounts reported include the potential range of incentive awards for 2006 under the annual incentive compensation program and the performance-based long-term cash incentive program, as described in the “Annual Incentive Compensation” and “Performance-Based Long-Term Cash” sections of the Compensation Discussion and Analysis on pages 17 and 19, respectively. For Mr. Reinemund and Ms. Nooyi, the range reflects the potential payout under the annual incentive program and does not include potential awards under the performance-based long-term cash award, as they are not eligible to participate in that program. For the other Named Executive Officers, the numbers in the first row reflect the potential payout range under the annual incentive program and the numbers in the second row reflect the potential payout range under the performance-based long-term cash incentive program.

(3)	The amounts reported in the “target” and “maximum” columns reflect the maximum number of performance-based restricted stock units granted to each Named Executive Officer on February 3, 2006. These awards will vest and be paid out in February 2009 only if PepsiCo achieves annual earnings per share targets over the three-year vesting period and if the officer remains employed with PepsiCo through the vesting date. The “maximum” and “target” values are the same and cannot be increased above target, even if PepsiCo were to exceed the earnings target. If PepsiCo were to perform below the pre-established earnings targets, the number of shares paid out would be reduced. Additional details are described in the “Performance-Based Restricted Stock Units” section of the Compensation Discussion and Analysis on page 19 of this Proxy Statement.

(4)	Beginning in 2007, as a result of Mr. Goodman’s promotion to the executive officer position of Chief Financial Officer, he receives performance-based restricted stock units. In 2006, Mr. Goodman received service-based restricted stock units which vest and payout through February 1, 2009. These RSUs were granted under our long-term incentive program which provides executives (excluding executive officers) with the choice to elect to receive stock options, restricted stock units or a combination thereof.

(5)	The amounts reported reflect Board-approved retention restricted stock unit grants. The extended vesting periods of these awards vary by individual and are designed to facilitate retention of these individuals through key business and/or career milestones. The awards only vest if the Named Executive Officer remains employed with PepsiCo for the full vesting period and are cancelled if he or she terminates employment or retires prior to the end of the vesting period. For additional details on specific vesting schedules, see footnote (2) of the 2006 Outstanding Equity Awards at Fiscal Year End table on page 27 of this Proxy Statement.

(6)	The amounts reported represent the full grant date fair value of all long-term incentive awards (restricted stock units and stock options) granted to Named Executive Officers in 2006 following the required FAS 123(R) compensation expense methodology. For restricted stock units, grant date fair value is calculated using the fair value of Pepsico Common Stock on the grant date, and for stock options, grant date fair value is calculated using the Black-Scholes value on the grant date. The assumptions used in calculating the FAS 123(R) grant date fair value of these awards are provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 which is available at www.pepsico.com.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)

	Option Awards						Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(#) (g)		Market Value of Shares or Units of Stock That Have Not Vested($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (j)

(a)
Steven S Reinemund (5)		750,000	(2)		45.51	7/25/2016				93,168	5,827,658
		373,714			57.50	1/31/2016				91,694	5,735,460
		367,893			53.75	1/31/2015				87,982	5,503,274
		353,198			47.25	1/31/2014
	864,717				39.75	1/31/2013
	758,357				50.00	1/31/2012
	750,000				45.51	7/25/2011
	605,672				43.50	1/31/2011
	182,985				34.00	1/31/2010
	190,394				32.25	1/31/2010
	144,945				38.50	1/31/2009
	71,890				18.58	1/27/2009
	753,409				27.38	1/25/2009
	8,892				36.50	1/31/2008

Indra K. Nooyi (6)		375,000	(2)		45.51	7/25/2016	105,820	(2)	6,619,041	17,974	1,124,274
		72,705			57.50	1/31/2016				19,228	1,202,711
		77,777			53.75	1/31/2015				21,865	1,367,656
		88,444			47.25	1/31/2014
	235,379				39.75	1/31/2013
	175,932				50.00	1/31/2012
	375,000				45.51	7/25/2011
	197,293				43.50	1/31/2011
	104,125				34.00	1/31/2010
	167,435				32.25	1/31/2010
	12,348				38.50	1/31/2009

Richard A. Goodman (7)		360			57.50	1/31/2016	15,385	(2)	962,332
		385			53.75	1/31/2015	16,956		1,060,598
		55,464			47.25	1/31/2014	12,093		756,417
	81,458				39.75	1/31/2013
	55,260				50.00	1/31/2012
	10,955				44.50	1/31/2011
	41,379				43.50	1/31/2011
	13,013				43.25	1/31/2010

Michael D. White (8)		72,705			57.50	1/31/2016	76,923	(2)	4,811,534	17,974	1,124,274
		150,000	(2)		43.50	1/31/2016	105,820	(2)	6,619,041	19,228	1,202,711
		77,777			53.75	1/31/2015				21,865	1,367,656
		88,444			47.25	1/31/2014
	235,966				39.75	1/31/2013
	147,180				50.00	1/31/2012
	310,603				43.50	1/31/2011
	96,508				34.00	1/31/2010
	180,769				32.25	1/31/2010
	77,308				38.50	1/31/2009

John C. Compton (9)		150,000	(2)		41.50	7/17/2017	80,321	(2)	5,024,079	12,596	787,880
		51,124			57.50	1/31/2016				11,791	737,527
		47,799			53.75	1/31/2015				10,476	655,274
		150,000	(2)		39.50	7/28/2014
		42,629			47.25	1/31/2014
	108,590				39.75	1/31/2013
		150,000	(2)		41.50	7/17/2012
	76,100				50.00	1/31/2012
	82,185				43.50	1/31/2011
	60,041				34.00	1/31/2010
	124,296				32.25	1/31/2010
	150,000				39.50	7/28/2009
	43,482				38.50	1/31/2009
	40,949				36.50	1/31/2008

	Option Awards						Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(#) (g)		Market Value of Shares or Units of Stock That Have Not Vested($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (j)

(a)
Dawn Hudson (10)		200,000	(2)		41.50	7/17/2017	76,923	(2)	4,811,534	12,596	787,880
		51,124			57.50	1/31/2016				12,698	794,260
		51,507			53.75	1/31/2015				14,444	903,472
		58,593			47.25	1/31/2014
	127,499				39.75	1/31/2013
		200,000	(2)		41.50	7/17/2012
	200,000				41.50	7/17/2012
	79,347				50.00	1/31/2012
	85,233				43.50	1/31/2011
	6,980				34.00	1/31/2010
	11,444				38.50	1/31/2009

(1)	For information on the material terms and conditions of the equity awards reported in this table, please see the “Long-Term Incentive Compensation” section of the Compensation Discussion and Analysis on pages 18-20 of this Proxy Statement. No stock options or restricted stock units granted to a Named Executive Officer have been transferred to any other person, trust or entity. With the exception of the retention grants discussed in footnote 2 below, each of the stock option and performance-based restricted stock unit awards listed in the table vest three years after the Grant Date subject to continued service with PepsiCo through the vesting date and, in the case of performance-based restricted stock units, achievement of applicable earnings targets.

(2)	These Board-approved awards were designed to facilitate retention of leaders who are critical to business continuity and growth. The vesting periods of these awards vary by individual and were designed to facilitate retention through key business and/or career milestones. The awards have no value unless the Named Executive Officer remains employed with PepsiCo for the full vesting period and are cancelled if he or she terminates employment or retires prior to the end of the vesting period. For example, Mr. Reinemund’s retention grant of 750,000 stock options which vest on July 26, 2011 will be forfeited upon his planned retirement in May 2007. The retention grants have the following vesting periods:

Option Awards

Name	Number of Options	Exercise Price	Vesting Period	Vesting Date	Expiration Date
S. Reinemund	750,000	$45.51	10 years	7/26/2011	7/25/2016
I. Nooyi	375,000	$45.51	10 years	7/26/2011	7/25/2016
M. White	150,000	$43.50	10 years	2/1/2011	1/31/2016
J. Compton	150,000	$41.50	10 years	7/18/2012	7/17/2017
J. Compton	150,000	$39.50	10 years	7/29/2009	7/28/2014
J. Compton	150,000	$41.50	5 years	7/18/2007	7/17/2012
D. Hudson	200,000	$41.50	10 years	7/18/2012	7/17/2017
D. Hudson	200,000	$41.50	5 years	7/18/2007	7/17/2012

Restricted Stock Unit Awards

Name	Number of RSUs	Vesting Period	Vesting Date
I. Nooyi	105,820	5 years	2/1/2009
R. Goodman	15,385	3 years	9/15/2009
M. White	76,923	3 years	9/15/2009
M. White	105,820	5 years	2/1/2009
J. Compton	48,193	8 years	11/17/2014
J. Compton	32,128	4 years	11/17/2010
D. Hudson	30,769	5 years	9/15/2011
D. Hudson	46,154	3 years	9/15/2009

(3)	The market value of unvested RSUs and unvested performance-based RSUs reflected in columns (h) and (j) have been valued by multiplying the number of unvested RSUs reflected in columns (g) and (i), respectively, by $62.55, PepsiCo’s closing stock price on December 29, 2006, the last business day of the 2006 fiscal year.

(4)	The reported awards reflect grants of performance-based restricted stock units which will vest and payout based on the achievement of annual earnings per share targets over a three-year performance period and require that the Named Executive Officer continues to provide service to PepsiCo through the end of the performance period. The number of shares displayed in column (i) reflects the maximum number of shares that would be earned if PepsiCo were to meet or exceed its pre-established three-year earnings targets. If PepsiCo were to perform below the pre-established earnings targets, the number of shares would be reduced. For additional details please see the “Performance-Based Restricted Stock Units” section of the Compensation Discussion and Analysis on page 19 of this Proxy Statement and the 2006 Grants of Plan-Based Awards table on page 26 of this Proxy Statement.

(5)	As of December 29, 2006, based on PepsiCo’s closing stock price of $62.55, Mr. Reinemund’s vested stock options had an intrinsic value of $97.9 million. His unvested options and restricted stock units had an intrinsic value of $40.4 million, of which $22.2 million would have vested if Mr. Reinemund were to have retired at year-end 2006.

(6)	As of December 29, 2006, based on PepsiCo’s closing stock price of $62.55, Ms. Nooyi’s vested stock options had an intrinsic value of $26.1 million. Her unvested options and restricted stock units had an intrinsic value of $19.1 million, of which none would have vested if she were to have terminated at year-end 2006 due to the fact that Ms. Nooyi was not retirement eligible at that time.

(7)	As of December 29, 2006, based on PepsiCo’s closing stock price of $62.55, Mr. Goodman’s vested stock options had an intrinsic value of $3.8 million. His unvested options and restricted stock units had an intrinsic value of $3.6 million of which $1.9 million would have vested if Mr. Goodman were to have retired at year-end 2006.

(8)	As of December 29, 2006, based on PepsiCo’s closing stock price of $62.55, Mr. White’s vested stock options had an intrinsic value of $23.2 million. His unvested options and restricted stock units had an intrinsic value of $20.4 million, of which none would have vested if he were to have terminated at year-end 2006 due to the fact that Mr. White was not retirement eligible at that time.

(9)	As of December 29, 2006, based on PepsiCo’s closing stock price of $62.55, Mr. Compton’s vested stock options had an intrinsic value of $16.0 million. His unvested options and restricted stock units had an intrinsic value of $18.3 million, of which none would have vested if he were to have terminated at year-end 2006 due to the fact that Mr. Compton was not retirement eligible at that time.

(10)	As of December 29, 2006, based on PepsiCo’s closing stock price of $62.55, Ms. Hudson’s vested stock options had an intrinsic value of $10.2 million. Her unvested options and restricted stock units had an intrinsic value of $17.3 million of which none would have vested if she were to have terminated at year-end 2006 due to the fact that Ms. Hudson was not retirement eligible at that time.

2006 OPTION EXERCISES AND STOCK VESTED

	Options (1)		RSUs
Name (a)	Number of Shares Acquired on Exercise(#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(#) (d)	Value Realized on Vesting($) (e)

Steven S Reinemund	196,000	7,608,206	0	0

Indra K. Nooyi	0	0	0	0

Richard A. Goodman	0	0	0	0

Michael D. White	56,906	1,536,699	0	0

John C. Compton	677	17,193	0	0

Dawn Hudson	126,420	3,084,271	0	0

(1)	All stock option exercises during 2006 were executed in a manner consistent with our Exercise and Hold Policy, which is described in the “Additional Features of our Executive Compensation Programs” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

2006 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service(#) (c)	Present Value of Accumulated Benefit($) (d)	Payments During Last Fiscal Year($) (e)
Steven S Reinemund	PepsiCo Salaried Employees Retirement Plan	22	837,536	0
	PepsiCo Pension Equalization Plan		17,915,137	0

Indra K. Nooyi	PepsiCo Salaried Employees Retirement Plan	13	299,530	0
	PepsiCo Pension Equalization Plan		3,291,284	0

Richard A. Goodman	PepsiCo Salaried Employees Retirement Plan	13	598,863	0
	PepsiCo Pension Equalization Plan		1,462,610	0

Michael D. White	PepsiCo Salaried Employees Retirement Plan	17	489,370	0
	PepsiCo Pension Equalization Plan		4,196,939	0

John C. Compton	PepsiCo Salaried Employees Retirement Plan	24	311,695	0
	PepsiCo Pension Equalization Plan		1,495,815	0

Dawn Hudson	PepsiCo Salaried Employees Retirement Plan	10	215,752	0
	PepsiCo Pension Equalization Plan		1,257,061	0

The Named Executive Officers participate in two pension plans: the Salaried Employees Retirement Plan (“Salaried Plan”), which is qualified under the Internal Revenue Code, and the Pension Equalization Plan (“PEP”), which is an unfunded, non-tax-qualified restoration plan. The Salaried Plan provides retirement benefits to essentially all salaried employees of the Company. The PEP restores benefits that may not be paid from the Salaried Plan due to limitations imposed by the Internal Revenue Code on qualified plan compensation or benefits. PEP benefits are payable to any salaried employee whose benefits are affected by these limits.

Both the Salaried Plan and the PEP have the same requirements for participation, benefits eligibility and vesting at five years of service. Benefits are determined using the same formula in both plans. Named Executive Officers do not receive any additional service or other enhancements in determining the form, timing or amount of their benefits.

Normal retirement benefits are payable at age 65 with five years of service. Unreduced early retirement benefits are payable as early as age 62 with 10 years of service. Reduced early retirement benefits are payable as early as age 55 with 10 years of service and are determined by reducing the normal retirement benefit by 4% for each year prior to age 62. Currently, Steve Reinemund and Richard Goodman have met the eligibility requirements for early retirement.

Pension plan benefits are payable as a monthly single life annuity beginning at a Named Executive Officer’s normal retirement date and are determined by the following formula:

•	3% for each year of service up to 10 years, plus 1% for each year of service in excess of 10, multiplied by the executive’s highest consecutive five-year average monthly earnings;

•

reduced by 0.43% of the executive’s highest consecutive five-year average monthly earnings up to his or her monthly Social Security Covered Compensation, multiplied by the executive’s years of service up to 35.

Pensionable earnings include base salary and annual incentive awards. Awards of stock options, restricted stock units and performance-based long-term cash are not considered when determining pension benefits.

The present value of the accumulated retirement benefits reported in column (d) of the 2006 Pension Benefits table represents the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the measurement date of September 2006. These amounts have been calculated using actuarial methods and assumptions (as shown below) in the fiscal year-end valuation under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions with the assumption, required by SEC disclosure rules, that each Named Executive Officer remains in service until retiring at the earliest date when unreduced retirement benefits are available (i.e., age 62):

•	Discount rate of 5.8%; and

•	Benefits will be converted to lump sums based on the following interest rates in effect at retirement: 4.9% in 2006, grading to 5.5% in 2010.

2006 NON-QUALIFIED DEFERRED COMPENSATION  (1)

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Steven S Reinemund (3)	0	0	2,769,096	0	37,916,705

Indra K. Nooyi (4)	0	0	713,746	0	9,763,848

Richard A. Goodman (5)	0	0	98,179	0	1,337,124

Michael D. White	0	0	0	0	0

John C. Compton (6)	573,170	0	185,337	0	2,325,187

Dawn Hudson	0	0	0	0	0

(1)	For a description of the material terms of PepsiCo’s executive deferral programs, refer to the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(2)	Deferral balances of Named Executive Officers were invested in the following funds in 2006 which earned the following rates of return: (i) PepsiCo Common Stock Fund: 7.0%, (ii) Prime Rate Fund: 7.9%, (iii) Fidelity Equity Income Fund: 19.8%, (iv) Vanguard Large Cap Equity Index Fund: 15.3% and (v) Security Plus: 5.1%.

(3)	Mr. Reinemund’s balance includes deferrals from base salary, annual incentive awards, one stock option exercise, performance-based long-term cash awards and investment earnings on the deferral balance. In 2006, his deferral balance was invested in the PepsiCo Common Stock Fund and the Prime Rate Fund. The balance includes $396,429 of earnings included in column (h) of the 2006 Summary Compensation Table. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(4)	Ms. Nooyi’s balance includes deferrals from base salary, annual incentive awards, one stock option exercise and investment earnings on the deferral balance. In 2006, her deferral balance was invested in the PepsiCo Common Stock Fund and the Prime Rate Fund. The balance includes $114,091 of earnings included in column (h) of the 2006 Summary Compensation Table. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(5)	Mr. Goodman’s balance includes deferrals from annual incentive awards and investment earnings on the deferral balance. In 2006, Mr. Goodman’s deferral balance was invested in the Prime Rate Fund. The balance includes $23,256 of earnings included in column (h) of the 2006 Summary Compensation Table. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement.

(6)	Mr. Compton’s balance includes deferrals from base salary, annual incentive awards, performance-based long-term cash awards and investment earnings on the deferral balance. In 2006, Mr. Compton’s deferral balance was invested in the PepsiCo Common Stock Fund, the Prime Rate Fund, the Fidelity Equity Income Fund and the Vanguard Large Cap Equity Index Fund. The balance includes $2,110 of earnings included in column (h) of the 2006 Summary Compensation Table. This amount was deemed to be “above-market” earnings as described in the “Executive Deferral” section of the Compensation Discussion and Analysis on page 21 of this Proxy Statement. Mr. Compton’s 2006 contributions represent a portion of his 2005 annual incentive award that he chose to defer rather than receive in March 2006. This amount was previously disclosed as 2005 compensation under the “Bonus” column of the Summary Compensation Table in PepsiCo’s 2006 proxy statement.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Termination of Employment/Retirement

None of our Named Executive Officers has any arrangement that provides for severance payments or benefits. In the event a Named Executive Officer retires, terminates or resigns from PepsiCo for any reason, he or she would be entitled to:

•

the long-term incentive awards disclosed in footnotes (5) through (10) to the 2006 Outstanding Equity Awards at Fiscal Year End table on page 27 of this Proxy Statement and footnote (6)(iii) to the 2006 Summary Compensation Table on page 23 of this Proxy Statement;

•	the pension value disclosed in column (d) of the 2006 Pension Benefits table on page 30 of this Proxy Statement; and

•	the non-qualified deferred compensation balance disclosed in column (f) of the 2006 Non-Qualified Deferred Compensation table on page 31 of this Proxy Statement.

PepsiCo’s non-competition, non-solicitation and non-disclosure policies that apply to the Named Executive Officers are provided under our clawback policy which is described on page 22 of this Proxy Statement of the Compensation Discussion and Analysis.

Change in Control

An overview of the material terms of PepsiCo’s change-in-control program is provided in the “Change-in-Control Provisions” section of the Compensation Discussion and Analysis on page 20 of this Proxy Statement.

If the Named Executive Officers had been terminated as of December 29, 2006 (the last business day of the 2006 fiscal year) following a change in control of PepsiCo, the value of their options (calculated based on the Black-Scholes formula using assumptions for the calculation of the FAS 123(R) compensation expense as provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 which is available at www.pepsico.com), restricted stock units and accrued dividends that would vest at that time are shown below (calculated based on a PepsiCo closing stock price of $62.55). These values are in addition to what the Named Executive Officer would otherwise be entitled to receive if he or she terminated employment or retired (as described in the Termination of Employment/Retirement section above).

• Mr. Reinemund: • Ms. Nooyi: • Mr. Goodman: • Mr. White: • Mr. Compton: • Ms. Hudson:	$27.1 million $29.3 million $ 1.7 million $27.9 million $23.7 million $23.2 million

2006 DIRECTOR COMPENSATION (1)

Name (a)	Fees Earned or Paid in Cash ($)(2) (b)		Stock Awards ($)(4) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($) (f)	All Other Compensation($) (g)		Total($) (h)
John F. Akers	120,000		110,887	68,810	0	0	4,645	(5)	304,342

Robert E. Allen	120,000		85,879	98,900	0	0	4,645	(5)	309,424

Dina Dublon	100,000		66,647	75,939	0	0	0		242,586

Victor J. Dzau	100,000		72,907	68,810	0	0	0		241,717

Ray L. Hunt	128,333	(3)	66,647	124,228	0	0	0		319,208

Alberto Ibarguen	100,000		66,647	68,810	0	0	0		235,457

Arthur C. Martinez	100,000		91,655	94,138	0	0	0		285,793

Sharon P. Rockefeller	100,000		85,879	98,900	0	0	4,645	(5)	289,424

James J. Schiro	128,333	(3)	66,647	124,228	0	0	0		319,208

Franklin A. Thomas	100,000		98,383	83,855	0	0	4,645	(5)	286,883

Cynthia M. Trudell	100,000		110,887	68,810	0	0	4,645	(5)	284,342

Daniel Vasella	100,000		91,655	94,138	0	0	0		285,793

(1)	All independent, non-employee directors receive an annual retainer of $100,000 and an annual equity award on October 1 of each year. Committee chairs and the Presiding Director who does not serve as a committee chair receive an additional $20,000 annual retainer for the supplemental duties associated with their additional responsibilities. Directors may elect to receive their retainer in cash or defer their retainer into PepsiCo Common Stock equivalents, which are payable in cash at the end of the deferral period. Directors are reimbursed for expenses incurred to attend Board and Committee meetings. Directors do not receive any meeting fees, nor do they have a retirement plan or receive any benefits such as life or medical insurance. Directors do receive business travel and accident coverage and are eligible for PepsiCo Foundation matching of charitable contributions. Directors who are employees of the Company receive no additional compensation for serving as directors.

The grant value of the 2006 annual equity award was approximately $100,000, with the grant split equally between stock and stock options. The number of shares of PepsiCo Common Stock awarded under the grant is determined by dividing $50,000 by the fair market value of PepsiCo Common Stock on the date of grant. Stock awards are immediately vested at grant, but the shares received are subject to a holding period requirement. These shares must be held beneficially by a director until he/she leaves the Board, except for withholding of shares to pay taxes related to the grant. The number of stock options awarded is determined by multiplying the number of shares of PepsiCo Common stock awarded by four. Stock options have an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant, with fair market value defined as the average of the high and low stock price rounded up to the nearest quarter. Stock options normally vest after three years and vest earlier in the case of the director’s death, disability or retirement. Stock options do not accrue dividends or dividend equivalents. All newly appointed non-employee directors receive a one-time grant of 1,000 shares of PepsiCo Common Stock when they join the Board.

(2)	In 2006, the following directors elected to defer cash compensation into the Director’s Fee Deferral Plan: V. Dzau; A. Ibarguen; A. Martinez, C. Trudell and D. Vasella deferred their $100,000 retainer into 1,554 PepsiCo Common Stock equivalents; and R. Allen, R. Hunt and J. Schiro deferred their $120,000 retainer into 1,865 PepsiCo Common Stock equivalents.

(3)	In May 2006, Ray Hunt assumed the Chair of the Nominating and Corporate Governance Committee and James Schiro assumed the Chair of the Audit Committee. As a result of this change, Mr. Hunt and Mr. Schiro received a pro-rated payment of $8,333 for providing service as a committee chair between May and September 2006.

(4)	Stock Awards (column (c)) represent stock and restricted stock unit grants, and Option Awards (column (d)) represent stock option grants for which, in each case, PepsiCo recorded 2006 compensation expense. Under the required FAS 123(R) methodology, the compensation expense reflected in columns (c) and (d) is for grants made in 2006 and grants made in prior years which continued to be expensed in 2006. The assumptions used in calculating the FAS 123(R) compensation expense are provided in the Company’s Annual Report on Form 10-K for the applicable fiscal years which are available at www.pepsico.com.

The 2006 annual equity award, granted on October 1, 2006, provided each non-employee director 766 shares of PepsiCo Common Stock with a full FAS 123(R) grant date fair value of $49,982 and 3,064 stock options with an exercise price of $65.25 and a full FAS 123(R) grant date fair value of $49,698. The amounts in columns (c) and (d) include the full FAS 123(R) grant date fair value of the 2006 award and the expense for awards granted in prior years which continue to be expensed under the required FAS 123(R) methodology.

The number of vested and unvested stock options and unvested RSUs held by each non-employee directors at fiscal year-end 2006 is shown below:

Name	Number of Vested Options	Number of Unvested Options	Number of Unvested RSUs
J. Akers	59,675	6,588	2,389
R. Allen	37,014	12,618	881
D. Dublon	0	7,958	881
V. Dzau	0	6,588	1,224
R. Hunt	68,724	12,618	881
A. Ibarguen	0	6,588	881
A. Martinez	30,097	6,588	2,389
S. Rockefeller	34,869	12,618	881
J. Schiro	16,829	12,618	881
F. Thomas	39,244	9,603	1,635
C. Trudell	26,866	6,588	2,389
D. Vasella	16,869	6,588	2,389

(5)	In 2006, Mr. Akers, Mr. Allen, Ms. Rockefeller, Mr. Thomas and Ms. Trudell received $4,645 in dividends paid on restricted stock units which accrued between October 1, 2003 and September 30, 2006 and were paid (without interest) on October 1, 2006.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information as of December 30, 2006 with respect to the shares of PepsiCo Common Stock that may be issued under our equity compensation plans. The table does not include information regarding the proposed 2007 Long-Term Incentive Plan (the “2007 LTIP”), which is being submitted to shareholders for approval at the 2007 Annual Meeting. If approved by shareholders, the 2007 LTIP will be the only equity compensation plan under which PepsiCo will issue new equity-based awards and the shares remaining available under the 2003 Long-Term Incentive Plan (the “2003 LTIP”) will be replaced by the 65 million shares authorized under the 2007 LTIP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders (1)	94,535,778	(2)	$45.51	(6)	35,843,951	(3)

Equity compensation plans not approved by security holders (4)	39,455,027		$42.31	(6)	—

Total (5)	133,990,805		$44.51	(6)	35,843,951

(1)	Includes the 2003 LTIP, the 1994 Long-Term Incentive Plan and the 1987 Incentive Plan.

(2)	This amount includes 7,884,906 restricted stock units that, if and when vested, will be settled in shares of PepsiCo Common Stock.

(3)	As of May 7, 2003, the shareholder-approved 2003 LTIP superseded all of our other equity compensation plans, which were terminated on May 7, 2003. The 2003 LTIP permits the award of stock options, stock appreciation rights, restricted and unrestricted shares, restricted stock units and performance shares and units. As approved by shareholders, the 2003 LTIP authorizes a number of shares for issuance equal to 70,000,000 plus the number of shares underlying awards issued under the Company’s other equity compensation plans which are cancelled or expire after May 7, 2003; provided, however, that the number of shares authorized under the 2003 LTIP will not exceed 85,000,000. As described in Proxy Item 3 of this Proxy Statement, if shareholders approve the 2007 LTIP, the 2003 LTIP will be terminated and the shares that remain available for future awards under the 2003 LTIP will be cancelled.

(4)	Includes the 1995 Stock Option Incentive Plan, the SharePower Stock Option Plan and the Director Stock Plan, each of which is described below.

(5)	The table does not include information for equity compensation plans assumed by PepsiCo in connection with PepsiCo’s merger with The Quaker Oats Company. Those plans include the Quaker Long Term Incentive Plan of 1990, the Quaker Long Term Incentive Plan of 1999 and the Quaker Stock Compensation Plan for Outside Directors (collectively, the “Quaker Plans”). As of December 30, 2006, a total of 1,643,524 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding options which were granted under the Quaker Plans prior to the merger with PepsiCo. The weighted average exercise price of those options is $23.46 per share. An additional 39,676 shares of PepsiCo Common Stock which are related to awards issued under the Quaker Plans prior to the merger have been deferred and will be issued in the future. No additional options or shares may be granted under the Quaker Plans.

(6)	Weighted average exercise price of outstanding options only.

1995 Stock Option Incentive Plan (the “SOIP”).    The SOIP was adopted by the Board of Directors on July 27, 1995. Under the SOIP, stock options were granted to middle management employees generally based on a multiple of base salary. SOIP options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SOIP options generally become exercisable at the end of three years and have a ten-year term. At year-end 2006, options covering 20,017,545 shares of PepsiCo Common Stock were outstanding under the SOIP. As of May 7, 2003 the SOIP was terminated. The SOIP is included as Exhibit 10.14 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

SharePower Stock Option Plan (the “Share Power Plan”).    The SharePower Plan was adopted by the Board of Directors on July 1, 1989. Under the SharePower Plan, options were generally granted each year to virtually all of our full-time employees based on a formula tied to annual earnings and tenure. Each year, the Board of Directors authorized the number of shares required to grant options under the SharePower formula. SharePower options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SharePower options generally become exercisable after three years and have a ten-year term. At year-end 2006, options covering 18,977,353 shares of PepsiCo Common Stock were outstanding under the SharePower Plan. As of May 7, 2003, the SharePower Plan was terminated and superseded by the 2003 LTIP, from which all future SharePower awards will be made. The SharePower Plan is included as Exhibit 10.13 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

Director Stock Plan.    The Director Stock Plan was adopted by the disinterested members of the Board of Directors on July 28, 1988. Under the Director Stock Plan, stock options were granted and shares of PepsiCo Common Stock were issued to non-management directors. Options granted under the plan were immediately exercisable and have a ten-year term. As of year-end 2006, options covering 460,129 shares of PepsiCo Common Stock were outstanding under the Director Stock Plan. As of May 7, 2003, the Director Stock Plan was terminated and superseded by the 2003 LTIP, from which all future Director stock options and shares will be granted. The Director Stock Plan is included as Exhibit 4.3 in Post-Effective Amendment No. 6 to the Form S-8 related to such plan, filed with the Securities and Exchange Commission on September 4, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual statement with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, in 2006, all required forms were filed on time with the Securities and Exchange Commission except a Form 4 for John C. Compton and a Form 4 for Cynthia Trudell, each of which was not timely filed due to an administrative error.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS (PROXY ITEM NO. 2)

The Audit Committee engaged KPMG LLP (“KPMG”) as PepsiCo’s independent registered public accountants for 2007, subject to ratification by shareholders. KPMG has served as PepsiCo’s independent auditors since 1990.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as PepsiCo’s independent registered public accountants for 2007.

APPROVAL OF 2007 LONG-TERM INCENTIVE PLAN

(PROXY ITEM NO. 3)

On February 2, 2007, the Board of Directors adopted the PepsiCo, Inc. 2007 Long-Term Incentive Plan (the “2007 LTIP”), subject to shareholder approval. The 2007 LTIP will replace the shareholder-approved PepsiCo, Inc. 2003 Long-Term Incentive Plan (the “2003 LTIP”). The approximately 22.46 million shares of PepsiCo Common Stock that remain available for future awards under the 2003 LTIP as of March 9, 2007 will be cancelled. Awards outstanding under the 2003 LTIP will continue to be governed by the 2003 LTIP.

We are asking shareholders to approve the 2007 LTIP at the Annual Meeting of Shareholders as it will enable PepsiCo to:

•	continue to attract, retain and motivate talented employees who are critical to the Company’s long-term success and growth, and

•	maintain strict corporate governance practices in granting equity to employees, including the judicious use of equity awards.

Approval of the 2007 LTIP will facilitate the attraction, retention and motivation of talented employees critical to PepsiCo’s success.

PepsiCo’s compensation philosophy is based on the principle that the Company will achieve its best results if its employees act and are rewarded as business owners. The Board believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers, employees and directors with those of PepsiCo’s shareholders. Approval of the 2007 LTIP will allow PepsiCo to use equity compensation to attract, retain and motivate a large group of talented and diverse domestic and international employees who are critical to the Company’s long-term success and growth.

PepsiCo has a long history of linking pay to our long-term stock performance for all employees, not just executives. This is best demonstrated by the fact that, since 1989, we have provided an annual grant of stock options to virtually all full-time employees under our broad-based stock option program, SharePower. We remain committed to our broad-based option program, with 20 million shares of PepsiCo Common Stock requested under the 2007 LTIP to be exclusively available for issuance in connection with SharePower.

Approval of the 2007 LTIP allows PepsiCo to maintain strict corporate governance practices, including the judicious use of equity awards.

The 2007 LTIP contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices:

•

Limitation on Shares Issued.    65 million total shares of PepsiCo Common Stock will be authorized for issuance, and no more than 20 million shares may be issued in connection with awards other than stock options or stock appreciation rights.

•	No Discounted Stock Options. All stock options must have an exercise price equal to or greater than the fair market value of PepsiCo Common Stock on the date of grant.

•	No Annual “Evergreen” Provision. The 2007 LTIP authorizes a fixed number of shares of PepsiCo Common Stock, thereby requiring shareholder approval of any additional authorization of shares.

•	No Stock Option Repricings. The 2007 LTIP prohibits the repricing of stock options without the approval of shareholders. This provision applies to both direct repricings

(lowering the exercise price of a stock option) and indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•

Double-Trigger Change-in-Control Requirement.    In connection with a change in control of PepsiCo, a participant’s equity awards will vest only if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquirer fails to assume the awards.

•

Minimum Three-Year Vesting.    Restricted shares and restricted stock units (RSUs) granted to employees typically require a minimum three years of employment to vest. No more than 150,000 shares of PepsiCo Common Stock (less than 1% of the share request) are reserved for the rare circumstances in which less than a three-year vesting period may be warranted to facilitate the recruitment of key leadership talent; provided that in no case will the vesting period for any such awards be less than one year.

•

Compensation Clawback.    If an employee engages in gross misconduct or violates PepsiCo’s Worldwide Code of Conduct (available on our website at www.pepsico.com under Corporate Governance in the “Investors” section), the 2007 LTIP permits PepsiCo to cancel the employee’s outstanding equity portfolio. In addition, PepsiCo’s equity award agreements under the 2003 LTIP permit the clawback of all gains realized from option exercises and RSUs paid within 12-months preceding any violation of PepsiCo’s Worldwide Code of Conduct or violation of our non-compete, non-solicitation or non-disclosure policies.

•

Responsible Share Counting.    The 2007 LTIP prohibits “net share counting,” meaning that any shares of PepsiCo Common Stock tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance. Likewise, upon exercise of a stock-settled SAR, none of the shares associated with the SAR grant are available for re-issuance.

•

Independent Committee.    The 2007 LTIP will be administered by the Compensation Committee of the PepsiCo Board of Directors, except as it relates to non-employee director awards which the full Board administers. All of the members of the Compensation Committee qualify as “independent” under the New York Stock Exchange rules.

•

Judicious Use of Equity.    PepsiCo redesigned its executive long-term incentive program in 2003 and has judiciously used equity to significantly reduce total equity program Overhang and Run Rates as illustrated in the table below.

PepsiCo Overhang and Run Rate

	2003	2004	2005	2006
Overhang (1)	15.7%	14.1%	12.4%	10.4%
Run Rate (2)	2.4%	1.0%	0.9%	0.9%

(1)	Overhang represents all authorized shares under the 2003 LTIP plus outstanding options and restricted stock units as a percent of basic common shares outstanding at the end of that fiscal year.

(2)	Run rate represents all option awards and restricted stock units granted in a fiscal year divided by the number of basic common shares outstanding at the end of that fiscal year.

Upon approval of the 2007 LTIP, PepsiCo’s estimated overhang will be 12.3%, and, excluding SharePower, our broad-based option program, estimated overhang will be 9.0%. We anticipate that PepsiCo’s annual run rate will continue to approximate 0.9% with a reduction in overhang to an estimated 11.5% by year-end 2007 and an estimated 10.0% by year-end 2008. These estimates of future run rate and overhang are based on the continuation of current grant levels and exercise patterns.

Summary of the 2007 LTIP

The principal features of the 2007 LTIP plan document are summarized below. This summary is qualified by reference to the complete text of the 2007 LTIP set forth in Exhibit B to this Proxy Statement.

Plan Administration.    The Compensation Committee administers all aspects of the 2007 LTIP, except for awards made to non-employee directors. The amount and terms of awards to non-employee directors are set forth in the 2007 LTIP, and such awards are administered by the full Board. Each member of the Compensation Committee qualifies as a “non-employee director,” as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each member of the Compensation Committee also meets the director independence criteria under the New York Stock Exchange rules.

The Committee has the authority to, among other things:

•	construe and interpret the 2007 LTIP,

•	make rules and regulations relating to the administration of the 2007 LTIP,

•	select participants and make awards, and

•	establish the terms and conditions of awards.

The Committee may delegate its authority to employees of the Company including the authority to grant awards to employees who are not officers subject to Section 16 of the Securities Exchange Act of 1934.

Awards.    The 2007 LTIP provides for the grant of non-qualified stock options, incentive stock options that qualify under Section 422 of the Code, stock appreciation rights (SARs), restricted shares, restricted stock units (RSUs), performance shares, performance units and stock awards, each as defined in the 2007 LTIP.

Eligibility.    Any officer, employee, consultant or advisor of PepsiCo or any of its subsidiaries or affiliated businesses is eligible for any type of award provided for under the 2007 LTIP except that employees are not eligible for unrestricted stock awards. As of year-end 2006, there were approximately 168,000 worldwide employees of the Company. The selection of participants and the nature and size of grants and awards are within the discretion of the Committee. In addition, PepsiCo’s non-employee directors are eligible to receive awards upon their initial appointment to the Board and annual awards under the 2007 LTIP.

Authorized Shares.    The 2007 LTIP authorizes the issuance of 65 million shares of PepsiCo Common Stock, plus any shares of PepsiCo Common Stock underlying awards previously granted under the 2003 LTIP and prior plans that are cancelled or expired without the issuance of shares after the effective date of the 2007 LTIP. Twenty million shares will be exclusively available for broad-based grants under the SharePower program. In addition, no more than 20 million shares will be available for awards other than stock options and stock appreciation rights, and no more than 45 million shares will be available for the grant of incentive stock options.

If any award is forfeited or the award otherwise terminates without the issuance of shares of PepsiCo Common Stock, the shares associated with the award will again be available for future grants. However, shares withheld by or delivered to PepsiCo to satisfy the exercise or conversion price of an award or in payment of taxes will not again be available for future grants, and, upon the exercise of a stock-settled SAR, the number of shares subject to the SAR will not again be available for future grants regardless of the actual number of shares of PepsiCo Common Stock used to settle such SAR. In addition, awards that are settled in cash rather than shares of PepsiCo Common Stock and awards that may be granted in connection with the assumption or substitution of outstanding grants from an acquired or merged company do not count towards the total share limit.

The maximum number of shares of PepsiCo Common Stock subject to stock options and stock appreciation rights that can be granted to any individual during a calendar year cannot exceed 2 million. The maximum amount of awards other than stock options and stock appreciation rights that can be granted to any individual, in the aggregate, during a calendar year cannot exceed $15 million (converted into a number of shares of PepsiCo Common Stock based on the fair market value on the date of grant).

The shares of PepsiCo Common Stock issued may consist of authorized but unissued shares or repurchased shares.

Adjustments.    In the event of a corporate transaction that affects PepsiCo Common Stock, the Committee will make adjustments to the number of authorized shares and the individual limitations set forth above and to the outstanding awards as it deems appropriate and equitable.

Options.    A stock option permits the participant to purchase shares of PepsiCo Common Stock at a specified price. Options may be granted alone or together with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option. The price at which a share may be purchased under an option (the exercise price) may not be less than 100% of the fair market value (the average of the high and low market prices) of a share of PepsiCo Common Stock on the date the option is granted. The average of the high and low market prices of a share of PepsiCo Common Stock on March 9, 2007 was $62.89 per share. Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without shareholder approval. No dividends or dividend equivalents will be paid on stock options.

The Committee may establish the term of each option, but no option will be exercisable after 10 years from the grant date; provided, however, that awards of non-qualified stock options or stock appreciation rights covering up to 5 million shares, in the aggregate, may be issued with a term of up to 15 years.

The amount of incentive stock options that become exercisable for the first time in a particular year by an individual participant cannot exceed a face value of $100,000 or such other amount as may subsequently be specified by the Code, determined using the fair market value of the shares on the date of grant.

Stock Appreciation Rights (SARs).    A stock appreciation right entitles the participant to receive a payment in shares of PepsiCo Common Stock and/or cash equal to the excess of the fair market value of PepsiCo Common Stock on the date the SAR is exercised over the SAR exercise price. SARs may be granted either alone or in tandem with stock options. The exercise price of an SAR must be equal to or greater than 100% of the fair market value of PepsiCo Common Stock on the date of grant. The Committee may establish the term of each SAR, but no SAR will be exercisable after 10 years from the grant date; provided, however, that awards of non-qualified stock options or stock appreciation rights covering up to 5 million shares, in the aggregate, may be issued with a term of up to 15 years. No dividends or dividend equivalents will be paid on SARs.

Restricted Shares and Restricted Stock Units (RSUs).    A restricted share is a share of PepsiCo Common Stock that is issued to a participant subject to vesting requirements. An RSU is the right granted to a participant to receive a share of PepsiCo Common Stock and/or a cash payment based on the value of a share of PepsiCo Common Stock subject to vesting requirements. The restrictions on such awards are determined by the Committee, and may include time-based or performance-based restrictions. Any time-based restriction generally must be for a minimum of three years of employment except that up to 150,000 restricted shares or RSUs, in the aggregate, may be issued with a restriction period less than three years but in no event less than one year. The Committee may also condition the vesting of any restricted share or RSU grant on the achievement of one or more performance goals specified below under “Performance Awards and Performance Goals.” RSUs may be settled in cash, shares of PepsiCo Common Stock or a combination thereof, as determined by the Committee. Holders of RSUs will have no ownership interest in the shares of PepsiCo Common Stock to which such RSUs relate unless and until payment with respect to such RSUs is actually made in shares of PepsiCo Common Stock. Except as otherwise determined by the Committee, participants who hold restricted shares will have voting rights and dividends accrued during the restriction period will be distributed (without interest) only if and when the restricted shares vest. Except as otherwise determined by the Committee, RSUs will accrue dividend equivalents during the restriction period that will be distributed (without interest) only if and when the RSUs vest.

Performance Awards and Performance Goals.    Performance awards are awards conditioned on the achievement of performance goals set for a performance period. The Committee determines the performance goal and the length of the performance period. The performance goal will be based on one or more of the following performance measures: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. The performance measures may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company and may be expressed in absolute terms or relative to the performance of other entities. Notwithstanding the attainment of any performance goal, the Committee has the discretion to reduce any award payment. Performance awards may be paid in cash, shares of PepsiCo Common Stock, or a combination thereof.

Stock Awards.    Stock awards consist of vested shares of PepsiCo Common Stock that are not subject to a risk of forfeiture. Stock awards may only be granted to eligible participants who are consultants or advisors (i.e., non-employees) and may be granted to non-employee directors as part of the initial and annual grants, as described below.

Non-Employee Director Awards.    The amount and terms of awards to non-employee directors are set forth in the 2007 LTIP, and such awards are administered by the Board of Directors. Employee directors are not eligible to receive these awards and receive no additional pay for serving as directors. Newly appointed non-employee directors currently receive a one-time initial grant of 1,000 shares of PepsiCo Common Stock. In addition, non-employee directors currently receive an annual grant consisting of (i) a stock award equal to the number of whole shares of PepsiCo Common Stock determined by dividing $50,000 by the fair market value of a share of PepsiCo Common Stock (rounded up to the nearest quarter) on the grant date and (ii) a stock option award equal to the number of options determined by multiplying by four the number of shares subject to the annual grant.

Change in Control. In the event of a change in control of PepsiCo, all outstanding awards under the 2007 LTIP that are assumed or replaced with equivalent awards by the successor corporation will remain outstanding and continue to be governed by their terms. If, within two years following a change in control, a participant is terminated without cause or the participant resigns for good reason, then all such assumed or replaced awards held by the participant will immediately vest, the RSUs will become immediately payable and the options and SARs will remain outstanding for their full term. If the surviving corporation fails to assume the outstanding awards under the 2007 LTIP or substitute equivalent awards, then all such outstanding awards will vest and all restrictions will lapse upon the change in control and the Board may provide for the cancellation of such awards in exchange for a payment to the participants that is at least equal to the excess (if any) of the consideration that would be received in the change in control by the holders of PepsiCo Common Stock over the exercise or purchase price (if any) for such awards. “Change in control,” “cause” and “good reason” are defined in Section 11(b) of the 2007 LTIP.

Effective Date, Term, Amendment and Termination.    The 2007 LTIP will become effective as of the date of shareholder approval and will remain in effect until the tenth anniversary of such date. The Board or Committee may terminate or amend the 2007 LTIP at any time, but no such amendment or termination may adversely affect awards granted prior to such termination or amendment except to the extent necessary or appropriate to comply with applicable law or stock exchange rules and regulations. Unless PepsiCo’s shareholders shall have first approved the amendment, no amendment may (i) increase the number of authorized shares or the maximum individual award limitations, (ii) extend the maximum period during which awards may be granted, (iii) add to the types of awards that can be made, (iv) change the performance measures pursuant to which performance awards are earned, (v) modify the requirements as to eligibility for participation, (vi) decrease the exercise price of any option or SAR to less than the fair market value on the grant date, or (vii) amend the 2007 LTIP in a manner that requires shareholder approval pursuant to the 2007 LTIP, applicable law or the rules of the New York Stock Exchange.

Limitations on Transfer.    Awards granted under the 2007 LTIP are nontransferable other than, upon participant’s death, by will or the laws of descent and distribution unless otherwise determined by the Committee. The Committee has the discretion to permit the transfer of an award only to a participant’s immediate family member without the payment of any consideration.

Other Provisions.    The Committee may determine that an award, whether made in cash, shares of PepsiCo Common Stock or a combination thereof (except gains from stock options or SARs), may be deferred and may approve deferral elections made by participants in compliance with Section 409A of the Code. No loans from PepsiCo to participants will be permitted under the 2007 LTIP.

U.S. Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences of awards made under the 2007 LTIP, based upon the laws in effect on the date hereof, and is intended for the information of shareholders considering how to vote with respect to the proposal. It is not intended as tax guidance to participants in the 2007 LTIP. The discussion does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2007 LTIP. The income tax consequences under applicable foreign, state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options (NQSOs) and Stock Appreciation Rights (SARs).    A participant will not recognize taxable income at the time of grant of a NQSO or SAR, and PepsiCo will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), upon exercise of a NQSO, equal to the excess of the fair market value of the shares of PepsiCo Common Stock purchased over their exercise price and, upon exercise of an SAR, equal to the fair market value of any shares of PepsiCo Common Stock delivered or cash paid. PepsiCo will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the participant recognizes ordinary income.

Incentive Stock Options (ISOs).    A participant will not recognize taxable income at the time of grant of an ISO or (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares of PepsiCo Common Stock acquired by exercise of an ISO are held for the longer of two years from the date the option was granted or one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and PepsiCo will not be entitled to any deduction. If, however, such shares are disposed of within two years from the date the option was granted or one year from the date the shares were transferred, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and PepsiCo generally will be entitled to a corresponding U.S. federal income tax deduction.

Other Awards.    For other awards authorized under the 2007 LTIP, a participant will generally recognize compensation taxable as ordinary income (i) at the time restrictions on restricted shares lapse in an amount equal to the excess of the fair market value of the shares of PepsiCo Common Stock at such time over the amount, if any, paid for the shares; (ii) at the time of settlement of restricted stock units in an amount equal to the fair market value of any shares of PepsiCo Common Stock delivered or cash paid by PepsiCo and (iii) at the time of grant of a nonforfeitable stock award in an amount equal to the fair market value of the shares of PepsiCo Common Stock at such time. PepsiCo will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the participant recognizes ordinary income, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m) Limit.    The 2007 LTIP is designed to enable PepsiCo to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that PepsiCo may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year if such compensation is not performance-based or does not comply with other exceptions. It is anticipated that all stock options, SARs and performance awards, including performance-based restricted stock and performance-based RSUs paid in accordance with the 2007 LTIP, will be deductible as performance-based compensation and not subject to the $1 million limitation. Performance awards qualify as performance-based compensation if they are conditioned on the achievement of one or more of the performance measures described under “Performance Awards and Performance Goals” above and satisfy certain other requirements of Section 162(m) of the Code. To satisfy the requirements that apply to performance-based compensation, those performance measures, the 2007 LTIP’s eligibility terms, and the share and dollar maximums on individual participant awards (specified above under “Authorized Shares”) must be approved by PepsiCo’s shareholders, and approval of the 2007 LTIP will also constitute approval of these elements of the 2007 LTIP.

Section 409A.    It is intended that awards granted under the 2007 LTIP will satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Section 409A of the Code.

New Plan Benefits

The number of options and other awards, if any, that an individual may receive under the 2007 LTIP is at the discretion of the Committee and therefore cannot be determined in advance.

Approval

Under North Carolina law and the Company’s By-laws, the affirmative vote of a majority of the votes cast (in person or by proxy) is required for approval of the 2007 LTIP. For the 2007 LTIP to be approved under the rules of the New York Stock Exchange: (i) more than 50% in interest of all securities entitled to vote on the proposal must cast a vote on the proposal, and (ii) a majority of the votes cast must vote “FOR” the proposal. Under New York Stock Exchange rules, brokerage firms that have not received voting instructions from their clients on this proposal may not vote on it. Under Section 162(m) of the Code, the material terms of a performance goal are approved by shareholders if, in a separate vote, a majority of the votes cast on the issue are case in favor of approval.

The Board of Directors recommends that shareholders vote FOR the PepsiCo, Inc. 2007 Long-Term Incentive Plan.

SHAREHOLDER PROPOSALS

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for the information.

CHARITABLE CONTRIBUTIONS (PROXY ITEM NO. 4)

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, who owns 54 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED:    The shareholders request that PepsiCo provide a report updated semi-annually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;

2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;

3.	Rationale for each of the charitable contributions;

To the extent reasonable and permissible, the report may include the type of information requested above for the PepsiCo Foundation.

This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

PepsiCo’s assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

In 2006, the Company was criticized by independent observers for opposing our resolution for charitable contribution disclosure that was considered at last year’s annual meeting.

Thomas Kostigen wrote in his “Ethics Monitor” column for Dow Jones MarketWatch, “…Pepsi should address shareholder concerns, not hide from them; disclosure is never a bad thing for a company to embrace.” Bruce Meyerson, a business writer for the Associated Press, wrote that our proposal was “worthy of consideration since increased disclosure is rarely a negative for investors.”

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially for controversial causes.

Details of contributions sometimes become known when publicized by recipients. A Company contribution to the Rainbow/PUSH coalition was disclosed in a Rainbow/PUSH conference program in 2006.

If you AGREE, please mark your proxy FOR this resolution.”

Response:    PepsiCo agrees that shareholders should be provided with information on how their company is spending funds for charitable purposes. PepsiCo has been providing this information since 1999. To further improve this reporting, the company substantially augmented its disclosures on charitable giving in 2006. The Company believes the detailed information provided in the Contributions section of our website (www.pepsico.com), which is updated during the year, already addresses this proposal and therefore there is no need to adopt this resolution.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting.

2008 SHAREHOLDERS’ PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2008 Annual Meeting of Shareholders, and included in the Proxy Statement for that Meeting, we must receive the proposal in writing on or before November 24, 2007. In addition, if a shareholder proposal is not received by us on or before February 3, 2008, under PepsiCo’s By-Laws it will not be considered or voted on at the Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail and electronically, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

To be sure that we have the necessary quorum to hold the Annual Meeting, PepsiCo has hired the firm of Georgeson Shareholder Communications Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $35,000.

The Annual Report to Shareholders for 2006, including financial statements, was delivered with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please contact PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055. The Annual Report can also be found on our website at www.pepsico.com by clicking on “Investors – Investor Overview.”

Shareholders can help us reduce the cost of printing and mailing the Proxy Statement and the Annual Report by opting to receive future materials electronically. To enroll, please visit our website at www.pepsico.com, click on the “Investors – Shareholder Information – Electronic Delivery Enrollment” links and follow the instructions provided.

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (without exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com.

Please vote your shares promptly through any of the means described on the proxy card.

By order of the Board of Directors,

Larry D. Thompson

Secretary

Exhibit A

PepsiCo, Inc.

CORPORATE GOVERNANCE GUIDELINES

As of September 15, 2006

The Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the “Guidelines”) establishing a common set of expectations to assist the Board and its Committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation’s shareholders in maintaining and enhancing the success of the Corporation’s business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer (“CEO”) of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation’s Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of the Director who will preside at such meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (1) in good faith; (2) with care an ordinary prudent person in a like position would exercise under similar circumstances and (3) in a manner he or she believes to be in the best interests of the Corporation.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Corporation’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

2.

In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The

Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

3.	Independent directors must comprise a majority of the Board.

4.	An independent director of the Corporation is a director who:

(a)

is not and has not been an employee, and does not have an immediate family member[1] who is or has been an executive officer[2], of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received, and does not have an immediate family member who has received, more than $100,000 in direct compensation from the Corporation, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve month period within the last three years;

(c)	(i) is not, and does not have an immediate family member that is, a current partner of a firm that is the Corporation’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) is not a current employee of such external audit firm; (iii) does not have an immediate family member who is a current employee of such external audit firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Corporation’s, or any of its consolidated subsidiaries’, audit within that time;

(d)	is not and has not been, and does not have an immediate family member who is or has been, within the last three years, employed as an executive officer of another company where any of the Corporation’s, or any of its consolidated subsidiaries’, present executive officers at the same time serves or served on such other company’s compensation committee;

(e)	is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made payments to, or has received payments from, the Corporation, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company for its last completed fiscal year; and

(f)	has no other material relationship with the Corporation, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Corporation, or any of its consolidated subsidiaries.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. If a proposed director serves as an executive officer, director or trustee of a tax exempt organization,

[1]

An "immediate family member" is defined to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. In considering a director’s independence, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

[2]	An “executive officer” means one of the Section 16 officers designated by a company.

such relationship will not be considered to be a material relationship that would impair a director’s independence if contributions from the Corporation, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation or any of its consolidated subsidiaries. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation or any of its consolidated subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Committee of the Board).

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	Directors must retire at the age of 72, effective upon the expiration of their annual term at the next Annual Meeting of Shareholders.

7.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee. Prior to accepting any position on the Board of Directors of any non-profit or for-profit organization, the Director shall notify the office of Corporate Secretary. The number of audit committees on which the Corporation’s audit committee members may sit concurrently shall be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

8.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

9.	A Director shall offer, in writing, to resign if there is any significant change in his or her personal circumstances, including a fundamental change in his or her job responsibilities. The Chairman of the Nominating and Corporate Governance Committee may recommend, to the full Board, acceptance or rejection of such an offer after consultation with the Committee members and the Chairman of the Board.

C.	Voting for Directors

1.	Any nominee for Director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of Directors to be elected) who receives a greater number of votes “against” his or her election than votes “for” such election shall, promptly following certification of the shareholder vote, offer his or her resignation to the Board unless otherwise determined by the Board in accordance with the procedures set forth below. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection as provided herein.

2.	The Nominating and Corporate Governance Committee shall consider the resignation offer and make a recommendation to the Board. The independent members of the Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

3.	In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall limit their consideration to determining what is in the best interests of the Corporation and its shareholders. In this regard, the Board should consider all factors deemed relevant, including but not limited to: (i) any stated reasons why shareholders voted against such Director, (ii) any alternatives for curing the underlying cause of the “against” votes, (iii) the Director’s tenure, (iv) the Director’s qualifications, (v) the Director’s past and expected future contributions to the Corporation, and (vi) the overall composition of the Board, including whether accepting the resignation offer would cause the Corporation to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The Board’s actions with respect to any such resignation offer may include: (i) accepting the resignation offer, (ii) deferring acceptance of the resignation offer until a replacement Director with certain necessary qualifications held by the subject Director (e.g., Audit Committee financial expertise) can be identified and elected to the Board, (iii) maintaining the Director but addressing what the independent members of the Board believe to be the underlying cause of the “against” votes, (iv) resolving that the Director will not be re-nominated in the future for election, or (v) rejecting the resignation offer. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the independent members of the Board consistent with this policy.

4.	Following the determination by the independent members of the Board, the Corporation shall promptly disclose publicly in a document furnished or filed with the Securities and Exchange Commission the decision of whether or not to accept the resignation offer. The disclosure shall also include an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation offer.

5.	A Director who is required to offer to resign in accordance with this Section C shall not be present during the deliberations or voting by the Nominating and Corporate Governance Committee or the Board as to whether to recommend or accept his or her resignation offer or an offer by any other Director to tender his or her resignation in accordance with this Section C. However, if enough members of the Nominating and Corporate Governance Committee do not receive more “for” votes than “against” votes in the same uncontested election such that a quorum of the Nominating and Corporate Governance Committee cannot be attained, then the other independent Directors who received a greater number of “for” votes than “against” votes in that election will be asked to consider and decide whether to accept the resignation offers of the affected Directors. If only three or fewer independent Directors did not receive more “for” votes than “against” votes in the same uncontested election, then all independent Directors may participate in any discussions or actions with respect to accepting or turning down the resignation offers (except that no Director will vote to accept or turn down his or her own resignation offer). Any affected Director will be afforded the opportunity to provide any information or statement that he or she deems relevant.

D.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new Committees.

3.	The Nominating and Corporate Governance Committee shall annually review succession plans for the members of the Board, the members of the Committees of the Board, and the Chair of the Committees of the Board.

E.	Director Compensation

1.	Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee. Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board’s objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

F.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.	It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

G.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

H.	Management Succession and CEO Compensation

1.	The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be developed in consultation with the Chairman of the Compensation Committee and include plans in the event of an emergency or retirement of the CEO. The report shall also contain the CEO’s recommendation as to his or her successor.

2.	The Board has the primary responsibility for plans for succession to the position of Chief Executive Officer. The Compensation Committee oversees preparation of succession plan presentations to the Board. The Committee Chairman works with the CEO in the preparation of the succession plan presentations. The Committee undertakes such follow-up steps with respect to succession planning as may be delegated by the Board from time to time.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

I.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

Exhibit B

PepsiCo, Inc.

2007 LONG-TERM INCENTIVE PLAN

1.	Purposes.

The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of PepsiCo and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of PepsiCo’s shareholders, to assist PepsiCo in recruiting, retaining and motivating a diverse group of employees and outside directors on a competitive basis, and to ensure a pay for performance linkage for such employees and outside directors. If approved by PepsiCo’s shareholders, the Plan shall replace the 2003 Long-Term Incentive Plan, and no further awards shall be made under the 2003 Long-Term Incentive Plan.

2.	Definitions.

For purposes of the Plan:

(a)	“2003 Long-Term Incentive Plan” means the PepsiCo, Inc. 2003 Long-Term Incentive Plan, as amended and restated from time to time.

(b)	“Annual Grant” has the meaning set forth in Section 8(c).

(c)	“Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares, Performance Units, Stock Awards, or any or all of them (but a Stock Award may not be granted to employees or officers).

(d)	“Board” means the Board of Directors of PepsiCo.

(e)	“Cause” has the meaning set forth in Section 11(b)(ii).

(f)	“Change in Control” has the meaning set forth in Section 11(b)(i).

(g)	“Change-in-Control Treatment” has the meaning set forth in Section 11(a)(ii).

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Committee” means, with respect to any matter relating to Section 8 of the Plan, the Board, and with respect to all other matters under the Plan, the Compensation Committee of the Board. The Compensation Committee shall be appointed by the Board and shall consist of two or more outside, disinterested members of the Board. In the judgment of the Board, the Compensation Committee shall be qualified to administer the Plan as contemplated by (a) Rule 16b-3 of the Exchange Act, (b) Code Section 162(m) and the regulations thereunder (or any successor Code Section and regulations), and (c) any rules and regulations of a stock exchange on which Common Stock is traded. Any member of the Compensation Committee of the Board who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Compensation Committee of the Board. The Board may, at any time and in its complete discretion, remove any member of the Compensation Committee and may fill any vacancy in the Compensation Committee.

(j)	“Common Stock” means the common stock, par value 1 2/3 cents per share, of PepsiCo.

(k)	“Company” means PepsiCo, its subsidiaries, divisions and affiliated businesses.

(l)	“Covered Employee” means any PepsiCo employee for whom PepsiCo is subject to the deductibility limitation imposed by Code Section 162(m).

(m)

“Eligible Person” means any of the following individuals who is designated by the Committee as eligible to receive Awards, subject to the conditions set forth in the Plan: (i) any employee of the Company (including any officer of the Company and any

Employee Director) provided that the term employee does not include any individual who is not, as of the grant date of an Award, classified by the Company as an employee on its corporate books and records even if that individual is later reclassified (by the Company, any court or any governmental agency) as an employee as of the grant date; (ii) any consultant or advisor of the Company; and (iii) any Non-Employee Director who is eligible to receive an Award in accordance with Section 8 hereof.

(n)	“Employee Director” means a member of the Board who is also an employee of the Company.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(p)	“Fair Market Value” on any date means the average of the high and low market prices at which a share of Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions Listing and, in the case of an ISO, means fair market value as determined by the Committee in accordance with Code Section 422 and, in the case of an Option that is not exempt from Code Section 409A, fair market value as determined by the Committee in accordance with Code Section 409A.

(q)	“Good Reason” has the meaning set forth in Section 11(b)(iii).

(r)	“Initial Grant” has the meaning set forth in Section 8(b).

(s)	“ISO” means an Option satisfying the requirements of Code Section 422 and designated as an ISO by the Committee.

(t)	“Non-Employee Director” means a member of the Board who is not an employee of the Company.

(u)	“NQSO” or “Non-Qualified Stock Option” means an Option that does not satisfy the requirements of Code Section 422 or that is not designated as an ISO by the Committee.

(v)	“Options” means the right to purchase shares of Common Stock at a specified price for a specified period of time.

(w)	“Option Exercise Price” means the purchase price per share of Common Stock covered by an Option granted pursuant to the Plan.

(x)	“Participant” means an Eligible Person who has received an Award under the Plan.

(y)	“PepsiCo” means PepsiCo, Inc., a North Carolina corporation, and its successors and assigns.

(z)	“Performance Awards” means an Award of Options, Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or SARs conditioned on the achievement of Performance Goals during a Performance Period.

(aa)	“Performance-Based Exception” means the performance-based exception to the deductibility limitations of Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

(bb)	“Performance Goals” means the goals established by the Committee under Section 7(d).

(cc)	“Performance Measures” means the criteria set out in Section 7(d) that may be used by the Committee as the basis for a Performance Goal.

(dd)	“Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent an Award that is conditioned on attaining Performance Goals has been earned.

(ee)	“Performance Shares” means an Award of shares of Common Stock awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(ff)	“Performance Units” means an Award denominated in shares of Common Stock, cash or a combination thereof, as determined by the Committee, awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

(gg)	“Plan” means this PepsiCo, Inc. 2007 Long-Term Incentive Plan, as amended and restated from time to time.

(hh)	“Prior Plans” means the PepsiCo, Inc. 2003 Long-Term Incentive Plan, the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo SharePower Stock Option Plan, the Director Stock Plan, the PepsiCo 1987 Incentive Plan, the Quaker Long Term Incentive Plan of 1990, the Quaker Long Term Incentive Plan of 1999 and the Quaker Stock Compensation Plan for Outside Directors, each as amended and restated from time to time.

(ii)	“Restricted Shares” means shares of Common Stock that are subject to such restrictions and such other terms and conditions as the Committee may establish.

(jj)	“Restricted Stock Units” means the right, as described in Section 7(c), to receive an amount, payable in either cash, shares of Common Stock or a combination thereof, equal to the value of a specified number of shares of Common Stock, subject to such terms and conditions as the Committee may establish.

(kk)	“Restriction Period” means, with respect to Restricted Shares or Restricted Stock Units, the period during which any risk of forfeiture or other restrictions set by the Committee remain in effect. Such restrictions remain in effect until such time as they have lapsed under the terms and conditions of the Restricted Shares or Restricted Stock Units or as otherwise determined by the Committee.

(ll)	“Retirement” with respect to a Non-Employee Director means a Non-Employee Director’s departure from the Board after such Non-Employee Director shall have attained at least age 55 or after such Non-Employee Director shall have satisfied the criteria for Retirement established by the Employee Directors from time to time.

(mm)	“SharePower Program” means the broad-based equity program under the Plan.

(nn)	“Stock Appreciation Rights” or “SARs” means the right to receive a payment equal to the excess of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are exercised over the exercise price per share of Common Stock established for those Stock Appreciation Rights at the time of grant, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised.

(oo)	“Stock Award” means an Award of shares of Common Stock that are subject to such terms, conditions and restrictions (if any) as determined by the Committee in accordance with Section 7(e).

(pp)	“Total Disability” has the meaning set forth in the long-term disability program of PepsiCo; provided that, to the extent an Award provides for payment upon Total Disability and the Award is not exempt from Code Section 409A, Total Disability shall have the meaning set forth in Code Section 409A(a)(2)(C).

3.	Administration of the Plan.

(a)	Authority of Committee. The Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described in the Plan):

•	to select the persons to be granted Awards under the Plan;

•	to determine the type, size and terms of Awards to be made to each Participant;

•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•	to establish objectives and conditions for earning Awards;

•

to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms and conditions of such agreement (which shall not be inconsistent with the Plan) and who must sign such agreement;

•	to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of an applicable Performance Period;

•	except as otherwise provided in Section 7(d), to modify the terms of Awards made under the Plan;

•	to determine if, when and under what conditions payment of all or any part of an Award may be deferred;

•	to determine whether the amount or payment of an Award should be reduced or eliminated;

•	to determine the guidelines and/or procedures for the payment or exercise of Awards; and

•

to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted to Covered Employees should comply with the Performance-Based Exception.

(b)	Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its shareholders and all Eligible Persons and Participants.

(c)	Delegation of Authority. To the extent not prohibited by law, the Committee (i) may delegate its authority hereunder to one or more of its members or other persons (except that no such delegation shall be permitted with respect to Awards to Eligible Persons who are subject to Section 16 of the Exchange Act and Awards intended to comply with the Performance-Based Exception) and (ii) may grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of the Plan.

4.	Eligibility.

(a)	General. Subject to the terms and conditions of the Plan, the Committee may, from time to time, select from all Eligible Persons those to whom Awards shall be granted under Section 7 and shall determine the nature and amount of each Award. Non-Employee Directors shall be eligible to receive Awards only pursuant to Section 8.

(b)

International Participants.    Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of the laws in countries outside the United States in which the

Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Eligible Persons (if any) employed by the Company outside the United States should participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Eligible Persons, and (iii) establish sub-plans, modified Option exercise procedures and other Award terms, conditions and procedures to the extent such actions may be necessary or advisable to comply with provisions of the laws in such countries outside the United States in order to assure the lawfulness, validity and effectiveness of Awards granted under the Plan and to the extent such actions are consistent with the Committee’s authority to amend the Plan absent shareholder approval pursuant to Section 13(b).

5.	Shares of Common Stock Subject to the Plan.

(a)	Authorized Number of Shares. Unless otherwise authorized by PepsiCo’s shareholders and subject to the provisions of this Section 5 and Section 10, the maximum aggregate number of shares of Common Stock available for issuance under the Plan shall be the total of (i) 65 million plus (ii) the total number of shares of Common Stock underlying awards under the Prior Plans that are cancelled or expire after the effective date of the Plan without delivery of shares. Any of the authorized shares may be used for any of the types of Awards described in the Plan, except:

(i)	at least 20 million of the authorized shares of Common Stock will be exclusively available for issuance pursuant to Awards under the SharePower Program;

(ii)	no more than 20 million of the authorized shares of Common Stock may be issued pursuant to Awards other than Options or SARs; and

(iii)	no more than 45 million of the authorized shares of Common Stock may be issued in the form of ISOs.

(b)	Share Counting. The following rules shall apply in determining the number of shares of Common Stock remaining available for grant under the Plan:

(i)	In connection with the granting of an Option or other Award, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the number of shares of Common Stock in respect of which the Option or Award is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the full number of SARs granted, and the number of shares of Common Stock available for issuance under the Plan shall not thereafter be increased upon the exercise of the SARs and settlement in shares of Common Stock, even if the actual number of shares of Common Stock delivered in settlement of the SARs is less than the full number of SARs exercised. However, Awards that by their terms do not permit settlement in shares of Common Stock shall not reduce the number of shares of Common Stock available for issuance under the Plan.

(ii)	Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be added back to the number of shares of Common Stock available for issuance under the Plan.

(iii)

Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled, is settled in cash rather than in shares of Common Stock (pursuant to the terms of an Award that permits but does not require cash settlement) or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares of Common Stock, the number of shares of Common Stock available for issuance under the Plan shall be increased by the number of shares of Common Stock allocable to the expired, cancelled, settled or otherwise terminated Option or other Award (or portion thereof).

(iv)	Any shares of Common Stock underlying Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company shall not, unless required by law or regulation, count against the reserve of available shares of Common Stock under the Plan.

(c)	Shares to be Delivered. The source of shares of Common Stock to be delivered by the Company under the Plan shall be determined by the Company and may consist in whole or in part of authorized but unissued shares or repurchased shares.

6.	Award Limitations.

The maximum number of shares of Common Stock subject to Options and SARs that can be granted to any Eligible Person during a single calendar year shall not exceed two (2) million. The maximum amount of Awards other than Options and SARs that can be granted to any Eligible Person during a single calendar year shall not exceed $15 million; provided that the foregoing limitation shall be applied to an Award that is denominated in shares of Common Stock on the basis of the Fair Market Value of such shares on the date the Award is granted. Notwithstanding the limitation set forth in the preceding sentence, the maximum Award that may be granted to any Eligible Person for a Performance Period longer than one calendar year shall not exceed the foregoing annual maximum multiplied by the number of full calendar years in the Performance Period.

7.	Awards to Eligible Persons.

(a)	Options.

(i)	Grants. Subject to the terms and conditions of the Plan, Options may be granted to Eligible Persons. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)	Option Exercise Price. The Option Exercise Price shall be equal to or, at the Committee’s discretion, greater than the Fair Market Value on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company.

(iii)	Term. The term of Options shall be determined by the Committee in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant; provided, however, that Awards of NQSOs and SARs covering up to five (5) million shares of Common Stock, in the aggregate, may be issued with a term of up to fifteen (15) years.

(iv)

ISO Limits.    ISOs may be granted only to Eligible Persons who are employees of PepsiCo or of any parent or subsidiary corporation (within the meaning of Code Section 424) on the date of grant, and may only be granted to an employee who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of PepsiCo or of any parent or subsidiary corporation (within the meaning of Code Section 424). The aggregate Fair Market Value of all shares of Common Stock with respect to which ISOs are exercisable by a Participant for the first time during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted. ISOs shall contain such other provisions as the Committee shall deem advisable but shall in all events be consistent with and contain or deem to contain all provision required in order to qualify as incentive stock options under Code Section 422.

(v)	No Repricing. Except for adjustments made pursuant to Section 10, the Option Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower Option Exercise Price without the approval of PepsiCo’s shareholders.

(vi)	Form of Payment. The Option Exercise Price shall be paid to the Company at the time of such exercise, subject to any applicable rules or regulations adopted by the Committee:

(A)	to the extent permitted by applicable law, pursuant to cashless exercise procedures that are, from time to time, approved by the Committee; proceeds from any such exercise shall be used to pay the exercise costs, which include the Option Exercise Price, statutory minimum applicable taxes, brokerage commissions and SEC fees; any remaining proceeds from the sale shall be delivered to the Participant in cash or stock as specified by the Participant;

(B)	through the tender of shares of Common Stock owned by the Participant (or by delivering a certification or attestation of ownership of such shares) valued at their Fair Market Value on the date of exercise;

(C)	in cash or its equivalent; or

(D)	by any combination of (A), (B), and (C) above.

(vii)	No Dividend Equivalents. No dividends or dividend equivalents may be paid on Options. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to shares of Common Stock covered by an Option unless and until such shares of Common Stock have been registered to the Participant as the owner.

(b)	Stock Appreciation Rights.

(i)	Grants. Subject to the terms and provisions of the Plan, SARs may be granted to Eligible Persons. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii)	Exercise Price. The exercise price per share of Common Stock covered by a SAR granted pursuant to the Plan shall be equal to or, at the Committee’s discretion, greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company.

(iii)	Term. The term of a SAR shall be determined by the Committee in its sole discretion, but, subject to Section 7(a)(iii), in no event shall the term exceed ten (10) years from the date of grant.

(iv)	No Repricing. Except for adjustments made pursuant to Section 10, the exercise price for any outstanding SAR granted under the Plan may not be decreased after the date of grant nor may any outstanding SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower exercise price without the approval of PepsiCo’s shareholders.

(v)	Form of Payment. The Committee may authorize payment of a SAR in the form of cash, Common Stock valued at its Fair Market Value on the date of the exercise, a combination thereof, or by any other method as the Committee may determine.

(vi)	No Dividend Equivalents. No dividends or dividend equivalents may be paid on SARs.

(c)	Restricted Shares / Restricted Stock Units.

(i)	Grants. Subject to the terms and provisions of the Plan, Restricted Shares or Restricted Stock Units may be granted to Eligible Persons.

(ii)	Restrictions. The Committee shall impose such terms, conditions and/or restrictions on any Restricted Shares or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Stock Unit; forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual); time-based restrictions on vesting; and/or restrictions under applicable federal or state securities laws. Any time-based Restriction Period shall be for a minimum of three years (subject to acceleration due to the Participant’s death, total disability, retirement, retirement eligibility or transfer to an affiliated business, in each case as specified in the applicable award agreement); provided that up to 150,000 shares of Common Stock shall be available for issuance subject to Restricted Shares or Restricted Stock Units having a time-based Restriction Period less than three years but not less than one year. To the extent the Restricted Shares or Restricted Stock Units are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 7(d) below.

(iii)	Payment of Restricted Stock Units. Restricted Stock Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee. Any person who holds Restricted Stock Units shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Units relate unless and until payment with respect to such Restricted Stock Units is actually made in shares of Common Stock.

(iv)	Transfer Restrictions. During the Restriction Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (a) cause a legend or legends to be placed on any certificates evidencing such Restricted Shares, and/or (b) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate. Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered at any time.

(v)

Dividend and Voting Rights.    Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or other distribution or rights in respect of such shares and shall have the right to vote such shares as the record owners thereof; provided that, unless otherwise determined by the Committee, any dividends or other property payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares lapse. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Stock Units shall be credited with dividend equivalents in respect of such Restricted Stock Units; provided that, unless otherwise determined by the Committee, such dividend equivalents shall be distributed (without interest) to the Participant only if and when the restrictions imposed on the applicable Restricted Stock Units lapse.

(vi)	Ownership of Restricted Shares. Restricted Shares issued under the Plan shall be registered in the name of the Participant on the books and records of the Company or its designee (or by one or more physical certificates if physical certificates are issued with respect to such Restricted Shares) subject to the applicable restrictions imposed by the Plan. If a Restricted Share is forfeited in accordance with the restrictions that apply to such Restricted Shares, such interest or certificate, as the case may be, shall be cancelled. At the end of the Restriction Period that applies to Restricted Shares, the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the restrictions, either in certificated or uncertificated form. No shares of Common Stock shall be registered in the name of the Participant with respect to a Restricted Stock Unit unless and until such unit is paid in shares of Common Stock.

(d)	Performance Awards.

(i)	Grants. Subject to the provisions of the Plan, Performance Awards may be granted to Eligible Persons. Performance Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii)	Performance Goals. Unless otherwise determined by the Committee, Performance Awards shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period. The Performance Period shall be one year, unless otherwise determined by the Committee.

(iii)	Performance Measures. The Performance Measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company, and may consist of one or more or any combination of the following criteria: stock price; market share; sales revenue; cash flow; sales volume; earnings per share; return on equity; return on assets; return on sales; return on invested capital; economic value added; net earnings; total shareholder return; gross margin; and costs. The Performance Goals based on these Performance Measures may be expressed in absolute terms or relative to the performance of other entities.

(iv)	Negative Discretion. Notwithstanding the achievement of any Performance Goal established under the Plan, the Committee has the discretion to reduce, but not increase, some or all of a Performance Award that would otherwise be paid to a Participant.

(v)

Extraordinary Events.    At, or at any time after, the time an Award is granted, and to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance-Based Exception, the Committee, in its sole discretion, may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.

(vi)	Performance-Based Exception. With respect to any Award that is intended to satisfy the conditions for the Performance-Based Exception under Code Section 162(m): (A) the Committee shall interpret the Plan and this Section 7(d) in light of Code Section 162(m) and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.

(e)	Stock Awards.

(i)	Grants. Subject to the provisions of the Plan, Stock Awards consisting of shares of Common Stock may be granted pursuant to this Section 7(e) only to Eligible Persons who are consultants or advisors to the Company and may not be granted to employees of the Company (including Employee Directors). Non-Employee Directors are eligible to receive Stock Awards only pursuant to Section 8. Stock Awards may be granted either alone or in addition to other Awards made under the Plan.

(ii)	Terms and Conditions. The shares of Common Stock subject to a Stock Award shall be immediately vested at the time of grant and nonforfeitable at all times but shall be subject to such other terms and conditions, including restrictions on transferability, as determined by the Committee in its discretion. The shares of Common Stock subject to a Stock Award shall be registered in the name of the Participant.

8.	Awards to Non-Employee Directors.

(a)	Sole Awards. Notwithstanding anything in the other sections of the Plan to the contrary, Non-Employee Directors are eligible to receive only Awards authorized by this Section 8. The terms applicable under Section 7 for each such category of Award shall apply under this Section 8 to the extent not inconsistent with the provisions of this Section 8. The Committee retains the discretion to change the amount and terms of the Initial Grant or Annual Grant or the types of Awards subject to an Initial Grant or Annual Grant notwithstanding paragraphs (a), (b) and (c) of this Section 8.

(b)	Initial Grants. Each newly appointed Non-Employee Director shall, as soon as practicable after initially becoming a member of the Board, be granted an Award (the “Initial Grant”) consisting of: (i) a Stock Award consisting of 1,000 shares of Common Stock subject to the transfer restrictions in Section 8(e)(iii) below; and (ii) an Annual Grant (as defined below), which for a Non-Employee Director elected after October 1 shall be pro-rated to reflect his or her date of election to the Board.

(c)	Annual Grants. Each Non-Employee Director shall receive, on October 1 (or on such other date as is determined by the Committee) of each year, an Award (the “Annual Grant”) consisting of (i) a Stock Award consisting of the greatest number of whole shares determined by dividing $50,000 by the Fair Market Value (as rounded up to the nearest quarter) on the grant date, with such shares subject to the transfer restrictions in Section 8(e)(iii), and (ii) Options, the number of which shall be determined by multiplying the number of shares of Common Stock awarded under Section 8(c)(i) hereof by four.

(d)

Death, Total Disability and Retirement.    In the event of the death, Total Disability or Retirement of a Non-Employee Director prior to the granting of an Annual Grant in respect of the calendar year in which such event occurred, an Annual Grant may, in the discretion of the Committee, be granted in respect of such fiscal year to the retired or disabled Non-Employee Director or his or her estate. If any Non-Employee Director ceases to be a member of the Board for any reason other than death, Total Disability or Retirement, his or her rights to any Award to be granted in respect of the fiscal year during which such cessation occurred will terminate unless the Committee determines otherwise.

(e)	Terms of Awards Granted to Non-Employee Directors.

(i)	Each Option granted to a Non-Employee Director shall have an Option Exercise Price equal to the Fair Market Value (as rounded up to the nearest quarter) on the grant date.

(ii)	Subject to subparagraph (v) below, each Option granted to a Non-Employee Director shall vest (and become exercisable) on the third anniversary of the grant date. Each Option granted to a Non-Employee Director shall have a term of ten years.

(iii)	Shares of Common Stock subject to a Stock Award granted to a Non-Employee Director shall be immediately vested at the time of grant and nonforfeitable at all times. However, such shares of Common Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged pledged or otherwise encumbered, until the date the Non-Employee Director’s membership on the Board ceases (except that this transfer restriction shall not prohibit: (A) PepsiCo’s retaining shares to satisfy required tax withholding under Section 12(e)(ii), and (B) intra-family transfers permitted by the Committee). In order to enforce the limitations imposed upon such shares of Common Stock, the Committee may (a) cause a legend or legends to be placed on any certificates evidencing such shares, and/or (b) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

(iv)	Non-Employee Directors who hold shares of Common Stock pursuant to a Stock Award granted under this Section 8 shall have the right to receive dividends in cash or other property and shall have the right to vote such shares as the record owners thereof; provided that any securities of the Company that are distributed to a Non-Employee Director shall be subject to the same transfer restrictions that apply to such shares of Common Stock.

(v)	In the event a Non-Employee Director ceases to be a member of the Board prior to the vesting date of an Award of Options, then (A) if such cessation is the result of such Non-Employee Director’s death, Total Disability or Retirement, such Award shall immediately vest and be exercisable, and (B) if such cessation is the result of an event other than death, Total Disability or Retirement, such unvested Award shall immediately terminate and expire.

(vi)	Options granted to a Non-Employee Director shall terminate and shall not be exercisable after he or she ceases to be a member of the Board, except that: (A) if such cessation occurs by reason of death, the Options then held by the Non-Employee Director may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; and (B) if such cessation occurs by reason of the Non-Employee Director’s Total Disability or Retirement, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with the terms hereof.

(f)	Exercise of Options Granted to Non-Employee Directors.

(i)	To exercise an Option, a Non-Employee Director must provide to PepsiCo (A) a written notice specifying the number of Options to be exercised and (B) to the extent applicable, any required payments due upon exercise.

(ii)	Non-Employee Directors may exercise Options under any of the following methods:

(A)	Non-Employee Directors may exercise Options through a registered broker-dealer pursuant to cashless exercise procedures that are, from time to time, approved by the Committee. Proceeds from any such exercise shall be used to pay the exercise costs, which include the Option Exercise Price, statutory minimum applicable taxes, brokerage commissions and SEC fees. Any remaining proceeds from the sale shall be delivered to the Non-Employee Director in cash or stock, as specified by the Non-Employee Director.

(B)	Non-Employee Directors may exercise Options through the tender of shares of Common Stock owned by the Non-Employee Director (or by delivering a certification or attestation of ownership of such shares) valued at their Fair Market Value on the date of exercise.

(C)	Non-Employee Directors may exercise Options by paying to PepsiCo an amount in cash from his or her own funds equal to the Option Exercise Price and any applicable taxes required at exercise. A Non-Employee director shall become the owner of the shares of Common Stock subject to an Option only after the Option Exercise Price and the applicable taxes have been paid.

(D)	Non-Employee Directors may exercise Options by any combination of (A), (B) or (C) above.

9.	Deferred Payments.

Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall be designed to comply with Code Section 409A. Notwithstanding the foregoing, deferral of Option or SAR gains shall not be permitted under the Plan.

10.	Dilution and Other Adjustments.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in corporate structure affecting any class of Common Stock, the Committee shall make such adjustments in the class and aggregate number of shares which may be delivered under the Plan as described in Section 5, the individual award maximums under Section 6, the class, number, and Option Exercise Price of outstanding Options, the class number and exercise price of outstanding SARs and the class and number of shares subject to any other Awards granted under the Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Options covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan.

11.	Change in Control.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

(i)

If and to the extent that outstanding Awards under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or (B) are replaced with equity awards that preserve the existing value of the Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance

Goals applicable to the Awards, then all such Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 11(a)(iv) below.

(ii)	If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 11(a)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Awards: (A) outstanding Options and SARs shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if 100% of the Performance Goals have been achieved.

(iii)	If and to the extent that outstanding Awards under the Plan are not assumed or replaced in accordance with Section 11(a)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 11(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of PepsiCo’s securities relating to such Awards over the exercise or purchase price (if any) for such Awards.

(iv)	If and to the extent that (A) outstanding Awards are assumed or replaced in accordance with Section 11(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 11(a)(ii) above shall apply to all assumed or replaced Awards of such Participant then outstanding.

(v)	Outstanding Options or SARs that are assumed or replaced in accordance with Section 11(a)(i) may be exercised by the Participant in accordance with the applicable terms and conditions of such Award as set forth in the applicable award agreement or elsewhere; provided, however, that Options or SARs that become exercisable in accordance with Section 11(a)(iv) may be exercised until the expiration of the original full term of such Option or SAR notwithstanding the other original terms and conditions of such Award.

(b)	Definitions.

(i)

For purposes of this Section 11, “Change in Control” means the occurrence of any of the following events: (A) acquisition of 20% or more of the outstanding voting securities of PepsiCo by another entity or group; excluding, however, the following (1) any acquisition by PepsiCo or (2) any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo; (B) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period); (C) PepsiCo shareholders approve a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of PepsiCo; (D) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the sale or disposition of all or substantially all of PepsiCo’s assets; or (E) any other event, circumstance, offer or proposal occurs or is made, which is intended to effect a change in the control of PepsiCo, and which results in the occurrence of one or more of the events set forth in clauses (A) through (D) of this Section 11(b)(i).

(ii)	For purposes of this Section 11, “Cause” means with respect to any Participant, unless otherwise provided in the applicable award agreement, (A) the Participant’s willful misconduct that materially injures the Company; (B) the Participant’s conviction of a felony or a plea of nolo contendere by Participant with respect to a felony; or (C) the Participant’s continued failure to substantially perform his or her duties with the Company (other than by reason of the Participant’s disability) after written demand by the Company that identifies the manner in which the Company believes that the Participant has not performed his or her duties. A termination for Cause must be communicated to the Participant by written notice that specifies the event or events claimed to provide a basis for termination for Cause.

(iii)	For purposes of this Section 11, “Good Reason” means with respect to any Participant, unless otherwise provided in the applicable award agreement, without the Participant’s written consent, (A) the Company’s requiring the Participant’s principal place of employment to be based at any location in excess of thirty-five (35) miles from his or her primary place of employment as it existed immediately prior to the Change in Control except for reasonably required travel on the Company’s business that is not greater than such travel requirements prior to the Change in Control; (B) a reduction in the Participant’s base salary or wage rate or target annual or long-term cash incentive opportunities as in effect immediately prior to the Change in Control (other than an isolated, insubstantial and inadvertent failure that is promptly remedied by the Company upon notice from the Participant) or failure to provide compensation and benefits that are substantially similar in the aggregate to those provided for by the Company immediately prior to the Change in Control; or (C) a material reduction in the Participant’s job responsibilities, position or duties with the Company as in effect immediately prior to the Change in Control. A termination for Good Reason must be communicated to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety (90) days of the occurrence of such event or events.

12.	Miscellaneous Provisions.

(a)	Misconduct. Except as otherwise provided in agreements covering Awards hereunder, a Participant shall forfeit all rights in his or her outstanding Awards under the Plan, and all such outstanding Awards shall automatically terminate and lapse, if the Committee determines that such Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, including without limitation, a violation of any Company code of conduct, (iii) engaged in unlawful trading in the securities of PepsiCo or of another company based on information gained as a result of that Participant’s employment or other relationship with the Company, or (iv) committed a felony or other serious crime.

(b)	Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until the shares of Common Stock have been registered to the Participant as the owner.

(c)	No Loans. No loans from the Company to Participants shall be permitted in connection with the Plan.

(d)	Assignment or Transfer. Except as otherwise provided under the Plan, no Award under the Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution. The Committee may, in its discretion, provide that an Award (other than an ISO) is transferable without the payment of any consideration to a Participant’s family member, whether directly or by means of a trust or otherwise, subject to such terms and conditions as the Committee may impose. For this purpose, “family member” has the meaning given to such term in the General Instructions to the Form S-8 registration statement under the Securities Act of 1933. All Awards under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant or a person who is a permitted transferee pursuant to this Section 12(d). Once awarded, the shares of Common Stock (other than Restricted Shares) received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to: (i) the transfer restrictions in Sections 7(e)(ii) and 8(e)(iii) above; and (ii) the restrictions imposed by the Securities Act of 1933, Section 16 of the Exchange Act and PepsiCo’s Insider Trading Policy, each as amended from time to time.

(e)	Withholding Taxes.

(i)	PepsiCo shall have the right to deduct from all Awards paid in cash to a Participant any taxes required by law to be withheld with respect to such Awards. All statutory minimum applicable withholding taxes arising with respect to Awards paid in shares of Common Stock to a Participant shall be satisfied by PepsiCo retaining shares of Common Stock having a Fair Market Value on the date the tax is to be determined that is equal to the amount of such statutory minimum applicable withholding tax (rounded, if necessary, to the next highest whole number of shares of Common Stock); provided, however, that, subject to any restrictions or limitations that the Committee deems appropriate, a Participant may elect to satisfy such statutory minimum applicable withholding tax through cash or cash proceeds.

(ii)	Federal income tax withholding at 25% (or such higher rate as may be legally required) and all other tax withholding that is legally required with respect to Stock Awards to a Non-Employee Director shall be satisfied by PepsiCo retaining a number of shares of Common Stock having a Fair Market Value, on the date such Common Stock is taxable to the Non-Employee Director, that is equal to the amount of such withholding (rounded, if necessary, to the next highest whole number of shares of Common Stock).

(f)	Currency and Other Restrictions. The obligations of the Company to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any governmental authority or regulatory body having jurisdiction over such Awards.

(g)

No Rights to Awards.    Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Company, and the Plan shall not interfere with or limit in any way the right of the Company to terminate any person’s employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except, to the extent the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under the Plan to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments or benefits, and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules and regulations applicable to the ownership of Options and shares of Common Stock and the exercise of Options, including, without limitation, currency and exchange laws, rules and regulations.

(h)	Beneficiary Designation. To the extent allowed by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Committee determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(i)	Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PepsiCo and not charged to any Award or to any Participant.

(j)	Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may direct that cash be paid in lieu of fractional shares or may round off fraction shares, in its discretion.

(k)	Funding of Plan. The Plan shall be unfunded and any benefits under the Plan shall represent an unsecured promise to pay by the Company. PepsiCo shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan and the existence of any such account or other segregation of assets shall be consistent with the “unfunded” status of the Plan.

(l)	Indemnification. Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in PepsiCo’s Certificate of Incorporation and Bylaws as in effect from time to time.

(m)	Successors. All obligations of PepsiCo under the Plan with respect to Awards granted hereunder shall be binding on any successor to PepsiCo, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of PepsiCo.

(n)	Compliance with Code Section 409A. The Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Code Section 409A. Pursuant to Section 13(b), the Plan may be amended or interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(a)(1).

13.	Effective Date, Governing Law, Amendments and Termination.

(a)	Effective Date. The Plan was approved by the Board on February 2, 2007 and shall become effective on the date it is approved by PepsiCo’s shareholders.

(b)	Amendments. The Committee or the Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment without the consent of the affected Participant except to the extent that the Committee reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation) or the rules and regulations of any stock exchange on which Common Stock is listed or quoted. Notwithstanding the foregoing, unless PepsiCo’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would (i) increase the maximum number of shares of Common Stock that may be delivered under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) add to the types of awards that can be made under the Plan, (iv) change the Performance Measures pursuant to which Performance Awards are earned, (v) modify the requirements as to eligibility for participation in the Plan, (vi) decrease the grant or exercise price of any Option or SAR to less than the Fair Market Value on the date of grant; or (vii) require shareholder approval pursuant to the Plan or applicable law or the rules of the principal securities exchange on which shares of Common Stock are traded in order to be effective.

(c)	Governing Law. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of North Carolina without giving effect to conflict of laws principles.

(d)	Termination. No Awards shall be made under the Plan after the tenth anniversary of the date on which PepsiCo’s shareholders approve the Plan.

Appendix A–Proxy Cards

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET			TELEPHONE		MAIL

	https://www.proxypush.com/pep		1-866-229-9336
•	Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		• Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

ELECTRONIC DELIVERY OF SHAREHOLDER MATERIALS

Reduce paper mailed to your home and help lower PepsiCo’s printing and mailing costs. We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years. You may also enroll at anytime by visiting https://www.proxyconsent.com/pep and follow the instructions provided.

1-866-229-9336
CALL TOLL-FREE TO VOTE
March 26 2007

[ ]	The Internet and telephone voting facilities will close at 5:00 p.m. E.D.T. on May 1, 2007.
Ú PLEASE DETACH PROXY CARD HERE Ú

(Please sign, date and return this proxy card in the enclosed envelope.)	[x] Votes MUST be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1, 2 and 3.								THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM NO. 4.
1. Election of Directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01. D. Dublon	[ ]	[ ]	[ ]	06. I.K. Nooyi	[ ]	[ ]	[ ]	4. Shareholder Proposal – Charitable Contributions (Proxy Statement p. 44)	[ ]	[ ]	[ ]

02. V.J. Dzau	[ ]	[ ]	[ ]	07. S.P. Rockefeller	[ ]	[ ]	[ ]

03. R.L. Hunt	[ ]	[ ]	[ ]	08. J.J. Schiro	[ ]	[ ]	[ ]	WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1, 2, AND 3, AND VOTED AGAINST ITEM NO. 4.
04. A. Ibargüen	[ ]	[ ]	[ ]	09. D. Vasella	[ ]	[ ]	[ ]
05. A.C. Martinez	[ ]	[ ]	[ ]	10. M.D. White	[ ]	[ ]	[ ]

					FOR	AGAINST	ABSTAIN

2. Approval of Independent Registered Public Accountants					[ ]	[ ]	[ ]	To change your address, please mark this box.			[ ]

3. Approval of 2007 Long-Term Incentive Plan (Proxy Statement p. 37)					[ ]	[ ]	[ ]

SCAN LINE (FPO)

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Date	Share Owner sign here	Co-Owner sign here

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2007

This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors

The undersigned hereby appoints Indra K. Nooyi and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 2, 2007 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

(Continued and to be signed on other side)

I PLAN TO ATTEND MEETING.		PEPSICO, INC.
If you check this box to the right an admission card will be sent to you.	[ ]	P.O. BOX 11278 NEW YORK, N.Y. 10203-0178

To include any comments, please mark this box.	[ ]

700 ANDERSON HILL ROAD PURCHASE, NY 10577-1444

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. EDT on May 1, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. EDT on May 1, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PepsiCo, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Reduce paper mailed to your home and help lower PepsiCo’s printing and mailing costs. We are pleased to offer our shareholders the benefits and convenience of viewing proxy statements, proxy cards and annual reports on-line. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder materials electronically in future years. You may also enroll at anytime by visiting www.pepsico.com, click on the “Investors - Shareholder Information - Electronic Delivery Enrollment” links and follow the instructions provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPCO1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPSICO, INC.

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1, 2 AND 3, AND VOTED AGAINST ITEM NO. 4.

1.	Election of Directors
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES 1A THROUGH 1E.		For	Against	Abstain		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES 1F THROUGH 1J AND “FOR” ITEMS 2 AND 3.	For	Against	Abstain
	1A. D. Dublon		[ ]	[ ]	[ ]		1F. I.K. Nooyi	[ ]	[ ]	[ ]
	1B. V.J. Dzau		[ ]	[ ]	[ ]		1G. S.P. Rockefeller	[ ]	[ ]	[ ]
	1C. R.L. Hunt		[ ]	[ ]	[ ]		1H. J.J. Schiro	[ ]	[ ]	[ ]
	1D. A. Ibargüen		[ ]	[ ]	[ ]		1I. D. Vasella	[ ]	[ ]	[ ]
	1E. A.C. Martinez		[ ]	[ ]	[ ]		1J. M.D. White	[ ]	[ ]	[ ]
For address changes and/or comments, please check this box and write them on the back where indicated.					[ ]	2.	Approval of Independent Registered Public Accountants	[ ]	[ ]	[ ]

Please indicate if you would like to keep your vote confidential under the current policy.			[ ]	[ ]		3.	Approval of 2007 Long-Term Incentive Plan (Proxy Statement p. 37)	[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM NO. 4.
			Yes	No
						4.	Shareholder Proposal - Charitable Contributions (Proxy Statement p. 44)	[ ]	[ ]	[ ]

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Directions to Frito-Lay Headquarters

7701 Legacy Drive, Plano, Texas

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive approximately 1 mile

Turn left into Frito-Lay near flags

PEPSICO, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2007
This Proxy is Solicited on Behalf of PepsiCo’s Board of Directors for Participants in PepsiCo’s 401(k) Plan

The undersigned hereby appoints Indra K. Nooyi and Larry D. Thompson, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 2, 2007 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

If you submit your proxy by telephone or the Internet there is no need for you to mail back your proxy.

Address Changes/Comments:

(If address changes/comments have been noted above, please mark the corresponding box on the reverse side.)
(Continued and to be signed on reverse side)